  The Depository Trust & Clearing Corporation Unaudited Consolidated Financial Statements as of and for the Years Ended December 31, 2014 and 2013

THE DEPOSITORY TRUST & CLEARING CORPORATION TABLE OF CONTENTS Page UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013: Unaudited Consolidated Statements of Financial Condition 1 Unaudited Consolidated Statements of Income 2 Unaudited Consolidated Statements of Comprehensive Income 3 Unaudited Consolidated Statements of Changes in Shareholders’ Equity 4 Unaudited Consolidated Statements of Cash Flows 5 Unaudited Notes to Consolidated Financial Statements 6-46

  -1- THE DEPOSITORY TRUST & CLEARING CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (In thousands, except for share data) 2014 2013 ASSETS CURRENT ASSETS Cash and cash equivalents - $23,008 and $0 at December 31, 2014 and 2013, respectively 780,734$ 818,020$ related to consolidated variable interest entity Reverse repurchase agreements 100,000 - Participants' segregated cash 42,009 118,232 Accounts receivable - net of allowance for doubtful accounts of $4,102 and $838 at December 31, 2014 and 2013, respectively 187,751 147,397 Participant and clearing fund: Cash deposits 14,188,857 14,254,239 Investments in marketable securities 200,000 200,000 Interoperability cash deposits - 111,453 Other deposits - securities at fair value 7,714,359 8,553,916 Other participant assets 537,577 585,836 Other current assets 78,000 73,512 Total current assets 23,829,287 24,862,605 NON-CURRENT ASSETS Premises and equipment - net of accumulated depreciation of $491,033 and $435,722 at December 31, 2014 and 2013, respectively 268,413 253,491 Goodwill 65,535 65,535 Intangible assets - net of accumulated amortization of $648,287 and $495,669 at December 31, 2014 and 2013, respectively; $18,822 and $0 at December 31, 2014 and 2013, 556,488 566,856 respectively, related to consolidated variable interest entity Equity method investments 27,669 10,158 Other non-current assets - $2,252 and $0 at December 31, 2014 and 2013, respectively, related to 394,934 348,730 consolidated variable interest entity Total non-current assets 1,313,039 1,244,770 TOTAL ASSETS 25,142,326$ 26,107,375$ LIABILITIES AND SHAREHOLDERS' EQUITY CURRENT LIABILITIES Accounts payable - $8,043 and $0 at December 31, 2014 and 2013, respectively, related to 147,647$ 138,908$ consolidated variable interest entity Participant and clearing fund: Cash deposits 14,388,857 14,415,692 Other deposits - securities at fair value 7,714,359 8,553,916 Payable to participants 579,586 704,068 Current portion of long term debt 15,524 19,927 Other current liabilities 205,621 195,186 Total current liabilities 23,051,594 24,027,697 NON-CURRENT LIABILITIES Long-term debt and other borrowings 388,509 466,958 Pension and post retirement benefits 336,494 222,740 Other non-current liabilities - $3,464 and $0 at December 31, 2014 and 2013, respectively, 385,062 383,744 related to consolidated variable interest entity Total non-current liabilities 1,110,065 1,073,442 Total liabilities 24,161,659 25,101,139 COMMITMENTS AND CONTINGENT LIABILITIES (Note 19) SHAREHOLDERS' EQUITY Preferred stock: Series A, $0.50 par value - 10,000 shares authorized, issued (above par), and outstanding 300 300 Series B, $0.50 par value - 10,000 shares authorized, issued (above par), and outstanding 300 300 Common stock, $100 par value - 28,500 shares authorized, 23,655 shares issued and outstanding 2,366 2,366 Paid-in capital 13,571 13,571 Retained earnings 976,319 943,792 Treasury stock (42) (42) Accumulated other comprehensive loss, net of tax (172,997) (104,051) Non-controlling interests 160,850 150,000 Total shareholders' equity 980,667 1,006,236 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY 25,142,326$ 26,107,375$ See notes to unaudited consolidated financial statements. As of December 31,

  -2- THE DEPOSITORY TRUST & CLEARING CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In thousands) 2014 2013 REVENUES: Settlement and asset services 422,143$ 453,826$ Clearing services 410,659 397,875 Data services 309,567 95,089 Repository services 208,885 123,530 Investment product services 99,109 94,590 Other services 33,793 45,734 Investment income 9,554 - Income from equity method investments - 26,037 Total revenues 1,493,710 1,236,681 EXPENSES: Employee compensation and related benefits 594,731 495,131 Information technology 137,782 127,963 Professional and other services 389,757 299,952 Occupancy 42,229 55,812 Depreciation and amortization 199,398 140,009 Other general and administrative 73,480 8,357 Total expenses 1,437,377 1,127,224 Total operating income 56,333 109,457 NON-OPERATING (EXPENSE) INCOME: Interest income 8,445 9,189 Refunds to participants (6,381) (7,553) Interest expense (19,513) (14,285) Income from equity method investments 418 - Impairment on equity method investments - (4,978) Other income 1,657 120,415 Total non-operating (expense) income (15,374) 102,788 Income before taxes 40,959 212,245 Provision for income taxes 22,242 57,630 Net income 18,717 154,615 Net (loss) income attributable to non-controlling interests (13,810) 240 Net income attributable to DTCC 32,527$ 154,375$ See notes to unaudited consolidated financial statements. For the years ended December 31,

  -3- THE DEPOSITORY TRUST & CLEARING CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (In thousands) 2014 2013 Net income 18,717$ 154,615$ OTHER COMPREHENSIVE (LOSS) INCOME - Net of tax: Defined benefit pension and other plans: DTCC (1) (75,204) 97,100 Currency translation: DTCC (2) (199) 3,038 Derivative instruments: DTCC (3) - 346 Amounts reclassified from other comprehensive income, net of tax (4) 6,457 - Other comprehensive (loss) income (68,946) 100,484 Comprehensive (loss) income (50,229) 255,099 Comprehensive (loss) income attributable to non-controlling interests (13,810) 240 Comprehensive (loss) income attributable to DTCC (36,419)$ 254,859$ (1) Amounts are net of (benefit) provisions for income taxes of $(51,298) and $72,279 for 2014 and 2013, respectively. (2) Amounts are net of provisions for income taxes of $0 and $1,006 for 2014 and 2013, respectively. (3) Amounts are net of provisions for income taxes of $0 and $231 for 2014 and 2013, respectively. (4) Amounts are net of provisions for income taxes of $3,260 and $0 for 2014 and 2013, respectively. See notes to unaudited consolidated financial statements. For the years ended December 31,

THE DEPOSITORY TRUST & CLEARING CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(In thousands)

	Preferred Stock		Common Stock	Paid-In Capital	Retained Earnings		Treasury Stock	Accumulated Other Comprehensive Income (Loss), Net of Tax			Non-controlling Interests	Total Shareholders' Equity
	Series A	Series B			Appropriated	Unappropriated		Defined Benefit Pension and Other Plans	Currency Translation	Derivative Instruments		
BALANCE - December 31, 2012	$ 300	$ 300	$ 2,366	$ 13,571	$ 423,700	$ 365,477	$ (42)	$ (196,414)	$ (7,380)	$ (741)	$ 150,000	$ 751,137
Net income	-	-	-	-	-	154,615	-	-	-	-	240	154,855
Other comprehensive income	-	-	-	-	-	-	-	97,100	3,038	346	-	100,484
Transfer of appropriated retained earnings	-	-	-	-	(423,700)	423,700	-	-	-	-	-	-
Capital contribution	-	-	-	-	-	-	-	-	-	-	-	-
Dividend to Non-controlling interests	-	-	-	-	-	-	-	-	-	-	(240)	(240)
BALANCE - December 31, 2013	$ 300	$ 300	$ 2,366	$ 13,571	$ -	$ 943,792	$ (42)	$ (99,314)	$ (4,342)	$ (395)	$ 150,000	$ 1,006,236
Net income (loss)	-	-	-	-	-	32,527	-	-	-	-	(13,810)	18,717
Other comprehensive loss	-	-	-	-	-	-	-	(75,204)	(199)	-	-	(75,403)
Amounts reclassified from comprehensive income, net of tax	-	-	-	-	-	-	-	-	6,062	395	-	6,457
Contribution from non-controlling interests	-	-	-	-	-	-	-	-	-	-	24,900	24,900
Dividend to Non-controlling interests	-	-	-	-	-	-	-	-	-	-	(240)	(240)
BALANCE - December 31, 2014	$ 300	$ 300	$ 2,366	$ 13,571	$ -	$ 976,319	$ (42)	$ (174,518)	$ 1,521	$ -	$ 160,850	$ 980,667

See notes to unaudited consolidated financial statements.

-4-

  -5- THE DEPOSITORY TRUST & CLEARING CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) 2014 2013 CASH FLOWS FROM OPERATING ACTIVITIES: Net income 18,717$ 154,615$ Adjustments to reconcile net income to net cash provided by (used in) operating activities: Depreciation and amortization 199,398 140,009 Loss on disposal of equipment - 2,930 Allowance for doubtful accounts 3,264 - Gain on termination of capital lease (2,830) - Impairment of intangible assets 8,644 - Amount reclassified from other comprehensive income 6,062 - Gain on Omgeo acquisition - (129,581) Impairment on equity method investment - 4,978 Net premium amortized on investments in marketable securities (130) (59) Deferred income taxes 3,487 76,224 Distribution from equity method investments - net of earnings 849 (6,037) Changes in operating assets and liabilities: Decrease in equity method investments - 175,151 (Increase) in accounts receivable (43,488) (7,002) (Increase) decrease in other assets (48,456) 813 Decrease in other participants' assets 48,259 651,643 Increase (decrease) in accounts payable 8,738 (8,104) (Decrease) increase in payable to participants (124,482) (570,856) Increase in other liabilities 4,139 5,225 Increase (decrease) in pension and post retirement benefits 39,189 (93,914) Decrease in participant and clearing fund cash deposits 150,000 6,634 Net cash provided by operating activities 271,360 402,669 CASH FLOWS FROM INVESTING ACTIVITIES: Maturities of investments in marketable securities 500,000 436,043 Acquisition of Omgeo, net of cash aquired - (199,418) Purchases of investments in marketable securities (500,000) (400,000) Change in segregated cash 76,223 (87,421) Purchase of equity method investment (17,500) (10,158) Purchase of reverse repurchase agreements (100,000) - Purchases of software (147,606) (135,960) Purchases of premises and equipment (53,954) (16,851) Net cash (used in) investing activities (242,837) (413,765) CASH FLOWS FROM FINANCING ACTIVITIES: Payments to non-controlling interests (240) (240) Proceeds from non-controlling interests 24,900 - Proceeds from issuance of debt and notes payable 20,157 232,704 Principal payments on debt and capital lease obligations (110,427) (30,444) Net cash (used in) provided by financing activities (65,610) 202,020 Effect of foreign exchange rate changes on cash and cash equivalents (199) 3,038 Net (decrease) increase in cash and cash equivalents (37,286) 193,962 Cash and cash equivalents - Beginning of year 818,020$ 624,058$ Cash and cash equivalents - End of year 780,734$ 818,020$ SUPPLEMENTAL DISCLOSURES: Non-cash financing activity - capitalized lease 8,206$ 61,075$ Income taxes paid - net of refunds 9,410$ 50,646$ Interest paid 9,422$ 10,877$ Acquisition: Fair value of assets acquired 366,678$ Liabilities assumed (64,796) Gain on previously existing equity method investment (129,581) Goodwill 57,699 Total purchase price 230,000 Cash aquired (30,582) 199,418 See notes to unaudited consolidated financial statements. For the years ended December 31,

  -6- THE DEPOSITORY TRUST AND CLEARING CORPORATION UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31 2014 AND 2013 1. BUSINESS AND OWNERSHIP  The Depository Trust & Clearing Corporation (DTCC) is a holding company that is the parent company of various operating subsidiaries including The Depository Trust Company (DTC), National Securities Clearing Corporation (NSCC), Fixed Income Clearing Corporation (FICC), Omgeo LLC (Omgeo), DTCC Deriv/SERV LLC, DTCC Solutions LLC, European Central Counterparty Limited (EuroCCP), Global Markets Entity Identifier (GMEI), and Avox Limited (Avox), collectively, the “Company” or “Companies.” Subsidiaries DTC is a limited-purpose trust company under New York State banking law, a member of the Federal Reserve System, and a clearing agency registered with the U.S. Securities and Exchange Commission (SEC). DTC provides central securities depository, settlement and related services to members of the financial community. NSCC is a clearing agency registered with the SEC that provides various services to members of the financial community, consisting principally of securities trade capture (validation and comparison), clearance, netting, and risk management services. FICC is a clearing agency registered with the SEC that provides various services to members that participate in the government and mortgage-backed securities markets, consisting principally of automated real-time trade comparison, netting, settlement, trade confirmation, risk management, and electronic pool notification. FICC has two divisions, the Government Securities Division (GSD) and the Mortgage-Backed Securities Division (MBSD). Omgeo LLC was previously a joint venture between DTCC and Thomson Reuters (Thomson), providing post-trade processing and other related services primarily to financial institutions. On October 1, 2013, the Company acquired 49.9% of the outstanding common stock of Omgeo LLC it previously did not own. DTCC Deriv/SERV LLC, through its subsidiaries and affiliates, enhances transparency and provides operational efficiency for the derivatives market. Its trade repositories support a multitude of data submissions including real-time price reporting, transaction details, confirmation records and valuation data. Its Warehouse Trust Company subsidiary provides life cycle event processing including credit event processing and payment reconciliation/netting. DTCC Solutions LLC provides information and technology solutions that help financial institutions manage risk and create more efficient internal processes. EuroCCP was a Registered Clearing House (RCH) in the United Kingdom regulated by the Bank of England (BOE). EuroCCP provided a pan-European clearing solution offering the economies of scale and risk management expertise of the U.S. market to European market participants. EuroCCP and the European Multilateral Clearing Facility N.V. (EMCF) completed a transaction to combine the two entities, which was named European Central Counterparty N.V. (ECCP N.V.). The new company is equally owned by the stock exchanges BATS Chi-x Europe and NASDAQ OMX and by ABN AMRO Clearing Bank and DTCC. Following the merger, all clients and related funds were migrated to the ECCP N.V., as of May 1, 2014 and EuroCCP’s operations have subsequently been ceased as of June 30, 2014. GMEI is responsible for developing and maintaining the Commodity Futures Trading Commission (CFTC) Interim Compliant Identifier (CICI) Utility. Avox validates and maintains business entity reference data, including corporate hierarchies, registered address information, industry sector codes, and company identifiers. The members of DTCC’s clearing agencies and RCH are collectively referred to as Participants.

  -7- 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  Basis of Presentation. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The unaudited consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and unaudited consolidated Variable Interest Entities (VIEs). Intercompany accounts and transactions have been eliminated in consolidation. The Company applies the “VIE subsections” of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation, which provide guidance on how to identify a VIE and how to determine when assets, liabilities, non-controlling interests, and results of operation of a VIE need to be included in the Company’s unaudited consolidated financial statements. Accounting guidance on the consolidation of variable interest entities is included in ASC 810 Consolidation, ASU 2009-17 “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities”. Where the Company holds current or potential rights that give DTCC the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, combined with a variable interest that gives DTCC the right to receive potentially significant benefits or the obligation to absorb potentially significant losses, the Company is deemed to have a controlling financial interest in that VIE. Rights held by others to remove the party with power over the VIE are not considered unless one party can exercise those rights unilaterally. When changes occur to the design of the entity, the Company may reconsider whether it is subject to the VIE model (see Note 4). Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the unaudited consolidated financial statements. Management makes estimates regarding the collectability of receivables, the outcome of litigation, the realization of deferred taxes, the recognition of uncertain tax benefits, fair value measurements, and other matters that affect the reported amounts. Estimates, by their nature, are based on judgment and available information; therefore, actual results could differ materially from those estimates. Acquired Businesses. The Unaudited Consolidated Statements of Financial Condition and Unaudited Consolidated Statements of Income include the results of acquired businesses accounted for using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations and equity investments, from the dates of acquisition. The acquisition method requires the Company to recognize the fair value of the assets acquired, liabilities assumed, and any non- controlling interests in the acquiree on the date of acquisition. The excess of the fair value of the purchase consideration over the identifiable assets and liabilities is recorded as goodwill. The Company may record adjustments to the assets acquired and liabilities assumed with an offset to goodwill during the one-year measurement period. After the measurement period, any adjustments will be recorded through the Unaudited Consolidated Statement of Income. Equity Method Investments. Equity method investments of less than a majority, but at least 20% ownership where the Company can exert significant influence over the operations of the investment, are accounted for using the equity method. The investments are initially recognized at cost. Earnings are recorded through the Unaudited Consolidated Statement of Income in the period earned. Dividends are recorded as a reduction in the investment account. Non-Controlling Interests. Non-controlling interests included in permanent equity are adjusted for the income or (loss) attributable to the non-controlling interest shareholders and any distributions to those shareholders. Cash and Cash Equivalents. All highly liquid investments purchased with an original maturity of three months or less at the date of acquisition are classified as cash and cash equivalents. Cash equivalents consist primarily of highly liquid investments in time deposits held in banks and overnight commercial paper bank sweep deposit investments. Reverse Repurchase Agreements. Reverse repurchase agreements provide for delivery of cash in exchange for securities having a fair value of at least 102% of the amount of the agreements. Securities purchased under reverse repurchase agreements are typically U.S. Treasury and agency securities. Reverse repurchase agreements as of December 31, 2014 and 2013 were $100,000,000 and $0, respectively, and are recorded at the contract amounts.

  -8- Participants Segregated Cash. The Company receives cash in exchange for the exclusive benefit of the Participants’ customers for the Participants’ compliance with SEC rule 15c3-3 (customer protection) and interoperability with other central counterparties (CCPs). Investments in Marketable Securities. The Company’s investments consist principally of U.S. Treasury securities. The maturity of marketable securities is typically 12 months or less. All of the marketable securities are classified as held to maturity and are recorded at amortized cost. The Company intends and has the ability to hold all held-to-maturity securities to maturity. The Company does not intend to reclassify any amount of held-to-maturity investments to available-for-sale or trading investments. The Company performs a periodic review of its investment portfolio for impairment. A debt security is considered impaired if its fair value is less than its carrying value. The decline in fair value is determined to be other-than-temporary impairment if (a) the Company has the intent to sell the impaired debt security or (b) it is more likely than not that the Company will be required to sell the security before the recovery of the amortized cost. Additionally, regardless of whether there is intention to sell or requirement to sell, if the Company does not expect to recover the entire amortized cost basis, the impaired debt security is considered to be other-than-temporarily impaired. The Company does not intend to sell those securities and it is not more likely than not the Company will have to sell. Fair Value Measurements. The guidance related to “Fair Value Measurements” included in FASB ASC Topic 820 defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date and establishes a framework for measuring fair value. Valuation Hierarchy. FASB ASC Topic 820 established a three-level valuation hierarchy for disclosure of fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The three levels of the fair value hierarchy are described as follows: Level 1 — Inputs to the valuation methodology are unadjusted quoted market prices for identical assets or liabilities in active markets as of the valuation date. Level 2 — Inputs to the valuation methodology are other than unadjusted quoted market prices for similar assets and liabilities in active markets, which are either directly or indirectly observable as of the valuation date or can be derived principally from, or corroborated by, observable market data. Level 3 — Inputs to the valuation methodology are unobservable and significant to the fair value measurement. Financial Instruments Measured at Fair Value. The Company has established processes for determining fair values. Fair value is based upon quoted market prices in active markets, where available. Where quotes from recent exchange transactions are not available, the Company determines fair value using discounted cash flow analyses or performing comparisons to similar instruments. Discounted cash flow analyses are dependent upon estimated future cash flows and the level of interest rates. Financial Instruments Not Measured at Fair Value. The carrying amounts of financial instruments (i.e., monetary assets and liabilities) are determined under different accounting methods. As discussed in Note 11, Fair Value Measurements, these instruments are discussed on a uniform fair value basis. However, active markets do not exist for a significant portion of these instruments. For financial instruments where quoted prices for identical assets and liabilities in active markets do not exist, the Company determines fair value using discounted cash flow analyses and comparable pricing of similar instruments. Financial Instruments Measured at Fair Value on a Non-Recurring Basis. The Company has established processes for determining fair values. Where quotes from recent exchange transactions are not available, the Company determines fair value using discounted cash flow analyses or comparing similar instruments. Discounted cash flow analyses are dependent upon estimated future cash flows and the level of interest rates.

  -9- The Company uses recently executed transactions, as well as other observable market data such as exchange data, broker/dealer quotes, third party pricing vendors and aggregation services for validating the fair values of financial instruments. The Company assesses the external sources and related valuation methodologies to determine if the external providers meet the minimum standards expected of a third-party pricing source. Pricing data provided by approved external sources are evaluated using a number of approaches to ensure the best available market data source is used to validate the fair value of financial instruments. Accounts Receivable. Accounts receivable are stated at cost, net of an allowance. The Company establishes an allowance for doubtful accounts receivable to ensure the Company has not overstated receivable balances due to uncollectibility. The Company determines the need for an allowance based on a variety of factors, including the length of time receivables are past due, macroeconomic conditions, historical experience and the financial condition of customers and other debtors. Participant and Clearing Fund. Margin deposits and Participant contributions are maintained within the Participant and Clearing Fund on the Unaudited Consolidated Statements of Financial Condition due to the benefits and risk of ownership being incurred by the Company. Deposits and contributions may be in the form of cash and cash equivalents or securities. These deposits and contributions may be applied to satisfy obligations of the depositing Participant, other Participants, or the Company as provided in the Company rules. Cash Deposits and Investments in Marketable Securities. Deposits may be invested in overnight reverse repurchase agreements, commercial paper bank sweep deposits, money markets funds, direct obligations of the U.S. Government, and interest bearing deposits. Overnight reverse repurchase agreements provide for DTCC’s delivery of cash in exchange for securities having a fair value, which is at least 102% of the amount of the agreements. Securities purchased under overnight reverse repurchase agreements are typically U.S. Treasury and agency securities. Any interest earned on these investments is accrued and is included within interest income in the Unaudited Consolidated Statements of Income. Any amounts passed through to Participants are included as refunds to Participants in the Unaudited Consolidated Statements of Income. Other Deposits, at Fair Value. Securities may include US Treasury Securities, US agency-issued debt securities, and US agency residential mortgage-backed securities. Any interest earned on these investments is accrued and included within interest income in the Unaudited Consolidated Statements of Income. Any amounts passed through to Participants are included as refunds to Participants on the Unaudited Consolidated Statements of Income. Securities Held in Custody. Securities held in custody by DTC for participants, which are predominantly in electronic book form, but also include physical certificates, are not reported in the Unaudited Consolidated Financial Statements. Cash dividends and interest received by DTC or due on such securities and in the process of distribution or awaiting claim, are included in payable to Participants. Short positions occasionally exist in securities balances and are credited to the account of the Participants; such short positions are valued and collateralized daily by 130% of the short position reflected in other Participant assets. DTC’s obligation to return such cash collateral to Participants is also reflected in payable to Participants. Premises and Equipment. Premises and equipment are stated at cost, net of accumulated depreciation. Routine maintenance, repairs and replacement costs are expensed as incurred and improvements that appreciably extend the useful life of the assets are capitalized. When equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income. Premises and equipment are reviewed for impairment whenever events or changes in circumstances indicate the related carrying amount may not be recoverable. Leasehold improvements are amortized using the straight line method over their useful lives or the remaining term of the related lease, whichever is shorter. Furniture and equipment are depreciated over estimated useful lives ranging from five to seven years, using the straight line method. Building and improvements are primarily amortized over 39 years using the straight line method. Depreciation expense for leasehold improvements, furniture and equipment, and buildings and improvements is included in depreciation and amortization in the Unaudited Consolidated Statements of Income. Goodwill and Identified Intangible Assets. Identified intangible assets with estimable lives are amortized in a pattern consistent with the assets’ identifiable cash flows or using a straight-line method over their remaining estimated benefit periods if the pattern of cash flows is not estimable. Intangible assets with estimable lives are reviewed for possible

  -10- impairment when events or changed circumstances may affect the underlying basis of the asset. Goodwill and intangible assets with indefinite lives are not amortized, but are assessed annually for impairment, or more often if events and circumstances indicate it is more likely than not that they may be impaired. Capitalized Software. The Company capitalizes eligible costs associated with the acquisition or development of internal-use software projects that provide new or significantly improved functionality. The Company capitalizes projects expected to result in longer-term operational benefits, such as replacement systems or new applications that result in significantly increased operational efficiencies or functionality. Once the software is ready for its intended use, the Company amortizes the capitalized cost on a straight line basis over an estimated useful life of three to five years. All other costs incurred in connection with an internal-use software project are expensed as incurred. Capitalized software is included in intangible assets on the Unaudited Consolidated Statements of Financial Condition. The Company considers many factors, including estimated future utility to estimate cash flows. Impairments are reviewed annually or more frequently if certain events or circumstances exist. The Company calculates the estimated fair value of finite lived intangible assets using undiscounted cash flows that are expected to result from the use of intangible assets or group of assets. For indefinite-lived intangible assets, an impairment exists when the carrying amount exceeds its fair value. Impairment of Long-Lived Assets. The Company evaluates long lived assets for impairment when indicators of impairment are present. The Company periodically evaluates the recoverability of long lived assets when events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. When indicators of impairment are present, the carrying values of the assets are evaluated in relation to the operating performance and future undiscounted cash flows of the underlying business. The net book value of the underlying asset is adjusted to its fair value if the sum of the future undiscounted cash flows is less than its book value. Fair values are based on estimates of market prices and assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk. Impairment losses are included in other general and administrative expenses on the accompanying Unaudited Consolidated Statements of Income. The Company considers the following to be important factors that could trigger an event-driven impairment review: o Significant underperformance relative to historical or projected future operating results; o Identification of other impaired assets within a reporting unit; o A more likely than not expectation that a reporting unit, or a significant portion of a reporting unit, will be sold; o Significant adverse changes in business conditions, market environment, or regulations; o Significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business or significant negative industry or economic trends. Derivatives and Hedging. The Company enters into various derivative financial instruments for non-trading purposes primarily as part of its asset/liability management process. These derivatives are designated as either fair value or cash flow hedges of certain assets and liabilities when the Company enters into the derivative contracts. Gains and losses associated with fair value hedges are recorded in income as well as any change in the value of the related hedged item associated with the designated risks being hedged. Gains and losses on cash flow hedges are recorded in Other Comprehensive Income (OCI), until reclassified into earnings to meet the risks being hedged. Foreign currency transaction gains and losses related to a hedged net investment in a foreign operation, net of tax effect, are recorded as cumulative foreign currency translation adjustments within OCI. The Company formally documents all relationships between hedging instruments and hedged items, as well as the Company’s risk-management objectives and strategy for undertaking various hedging transactions. Hedge accounting is applied when a derivative is highly effective at reducing the risk associated with the hedged exposure and the risk management objective and strategy are documented. Hedge documentation identifies the derivative hedging instrument, the asset or liability and type of risk hedged, and how the effectiveness of the derivative is assessed prospectively and retrospectively. Derivatives not designated as hedges are recorded at fair value on the Unaudited Consolidated Statement of Financial Condition with relative changes in fair value recorded through the Unaudited Consolidated Statements of Income.

  -11- Revenue Recognition. The Company derives its revenue from transaction fees, subscription and support services, other professional services, and other services. Revenue from transaction fees is recognized when services are provided while subscription and support revenue is recognized ratably over the contract term. Professional services and other revenues, when sold with subscription and support offerings, are accounted for separately when these services have value to the customer on a standalone basis. The Company considers the following factors when determining whether professional services should be accounted for separately from subscription and support services: (i) availability of similar services from other vendors, (ii) objective and reliable evidence of fair value exists for the undelivered elements, (iii) the nature of the services, (iv) the timing of when the services contract was signed in comparison to the license/subscription service start date, and (v) the contractual dependence of the license/subscription service on the customer’s satisfaction of the services. If the services contract does not qualify for separate accounting, DTCC recognizes professional services ratably over the remaining term of the subscription. If the service contract qualifies for separate accounting, revenues are recognized as the services are rendered. The Company allocates the total amount the customer will pay to the separate units of accounting based on their relative fair values, as determined by the price of the undelivered items when sold separately. In the 2013 Unaudited Consolidated Statements of Income, data and repository services revenue was reported as one line item within revenues. In 2014 the data and repository line item was disaggregated into data services and repository services. The 2013 data and repository services line item along with $65,504,000 of settlement and asset services were reclassified to conform with the 2014 presentation of revenues in the Unaudited Consolidated Statements of Income. Other Services. Other services represents fees generated from providing various support services and office facilities to related parties and is recognized when services are provided based on contractual terms. Deferred Revenue. Deferred revenue consists of billings or payments received in advance for the Company’s subscription and support services, as well as professional service fees, which are recognized as and to the extent that the revenue recognition criteria are not met. The deferred revenue balance represents the remaining portion of the annual contracts invoiced to customers for subscription and support services, as well as certain deferred professional service fees, which are recognized as revenue ratably over the subscription contract term. The Company defers the professional service fees in situations where the professional services and subscription contracts are accounted for as a single unit of accounting and recorded in other liabilities on the Unaudited Consolidated Statements of Financial Condition. Pension. The measurement date for DTCC’s pension plan is the 1st of October. Plan assets are determined based on fair value generally representing observable market prices. The projected benefit obligation is determined based on the present value of projected benefit distributions at an assumed discount rate. The discount rate utilized is based on the yield curves of high-quality corporate bonds available in the marketplace. The net periodic pension expense or credit includes service costs, interest costs based on an assumed discount rate, an expected return on plan assets based on an actuarially derived market- related value and amortization of prior years’ actuarial gains and losses. Actuarial gains and losses include the impact of plan amendments, gains or losses related to changes in the amount of the projected benefit obligation or plan assets resulting from experience different from the assumed rate of return, changes in the discount rate or other assumptions. To the extent an actuarial gain or loss exceeds 10 percent of the greater of the projected benefit obligation or the market-related value of plan assets, the excess is recognized over the future service periods of active employees. The expected long-term rate of return on plan assets is based on anticipated returns for each applicable asset class. Anticipated returns are weighted for the expected allocation for each asset class and are based on forecasts for prospective returns in the equity and fixed income markets, which should track the long term historical returns for these markets. The Company also considers the growth outlook for the U.S. and global economies, as well as current and prospective interest rates. The market-related value utilized to determine the expected return on plan assets is based on the fair value of plan assets adjusted for the difference between expected returns and actual performance of plan assets. The difference between actual experience and expected returns on plan assets is included as an adjustment in the market-related value over a 5-year period.

  -12- Income Taxes. Deferred tax assets and liabilities are reported in other current and non-current assets and liabilities, in the Unaudited Consolidated Statements of Financial Condition and represent the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. Valuation allowances are recognized if, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by the tax authorities. For certain of its non-U.S. subsidiaries, the Company has deemed the undistributed earnings relating to these subsidiaries to be indefinitely reinvested within its foreign operations. Accordingly, the Company has not provided for the amount of unrecognized deferred tax liability related to these earnings. It is not practicable to determine the amount of deferred taxes that might be required to be provided if such earnings were distributed in the future. Foreign Currency. Assets and liabilities denominated in foreign currencies are translated at rates of exchange prevailing on the dates of the Unaudited Consolidated Statements of Financial Condition. Revenues and expenses are translated at average rates of exchange during the year. Gains or losses on foreign currency transactions are included in the Unaudited Consolidated Statements of Income. Gains or losses on translation of the financial statements of foreign subsidiaries, when the functional currency is other than the U.S. dollar, are reflected as a separate component of equity and included in the Unaudited Consolidated Statements of Comprehensive Income. Recently Issued Accounting Standards FASB ASC Topic 740, Income Taxes. In July 2013, the FASB issued Accounting Standards Update (ASU) No. 2013-11, requiring public and private entities to present unrecognized tax benefits as a decrease in a net operating loss, similar tax loss or tax credit carry forward if certain criteria are met. The determination of whether a deferred tax asset is available is based on the unrecognized tax benefit and the deferred tax asset that exists at the reporting date and presumes disallowance of the tax position at the reporting date. For nonpublic entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. The amendments should be applied prospectively to unrecognized tax benefits that exist at the effective date. Early adoption is permitted. DTCC is evaluating the impact of this guidance on the Company’s unaudited consolidated financial condition, results of operations, and cash flows upon adoption of this guidance. FASB ASC Topic 405, Liabilities. In February 2013, the FASB issued ASU No. 2013-04, adding disclosure requirements for entities with joint and severally liable agreements with other co-obligors. This update requires entities to measure the obligation as the sum of the amount the entity has agreed with co-obligors to pay and any additional amount it expects to pay on behalf of one or more co-obligors. Required disclosures include a description of the nature of the arrangement, how the liability arose, the relationship with co-obligors and the terms and conditions of the arrangement (ASC 460-10, Guarantees). For nonpublic entities, the ASU is effective for fiscal years beginning after December 15, 2014, and interim and annual periods thereafter. Early adoption is permitted. The amendments in the ASU should be applied prospectively. DTCC is evaluating the impact of this guidance on the Company’s unaudited consolidated financial condition, results of operations, and cash flows upon adoption of this guidance.

  -13- FASB ASC Topic 606, Revenue from Contracts with Customers. In May 2014, the FASB issued ASU No. 2014-09 – Revenue from Contracts with Customers. This ASU requires an entity to recognize the amount of revenue when (or as) it satisfies a performance obligation by transferring a promised good or service to a customer. The amount of revenue recognized is the amount allocated to the satisfied performance obligation. The ASU will replace most existing revenue recognition guidance in U.S. Generally Accepted Accounting Principles (GAAP) when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early adoption is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the impact this ASU will have on its unaudited consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting. FASB ASC Topic 205, Presentation of Financial Statements and FASB ASC Topic 306 Property, Plant, and Equipment. In April 10, 2014, the FASB issued ASU No. 2014-08 – Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This ASU changes the criteria for determining which future disposals can be presented as discontinued operations and modifies related disclosure requirements. This ASU is effective for periods beginning on or after December 15, 2014. Early adoption is permitted. DTCC is evaluating the impact of this guidance on the Company’s unaudited consolidated financial condition, results of operations, and cash flows upon adoption of this guidance.  3. AQUISITION  On October 1, 2013, the Company completed its acquisition of 49.9% of the outstanding equity interest of Omgeo it previously did not own. Omgeo provides post-trade processing and other related services primarily to financial institutions. Omgeo had previously been a joint venture between the Company and Thomson. Refer to Note 10 Equity Method Investments for additional details regarding the joint venture and equity method investment. Prior to the acquisition date, the Company accounted for its 50.1% interest in Omgeo as an equity-method investment. Based on the guidance in paragraph ASC 805-30-30-1, which contemplates separate measurement of the considerations transferred and the pre-existing noncontrolling interest, the Company re-measured its pre-existing equity interest as a noncontrolling interest independent of the acquired controlling interest. Accordingly, no control or acquisition premium was added to the value of the pre-existing interest, as any benefit the Company expected to receive from exercising control would be captured in accounting for the business combination, not in the de-recognition of the pre-existing interest. The purchase price for the 49.9% acquired from Thomson, amounting to $230 million, was paid in cash and funded by a senior unsecured credit facility (Note 14 Debt). The value attributed to the original 50.1% pre-existing interest was $170 million, having independently assessed the control premium at $60 million. The Company recorded its prior equity investment in Omgeo at $40 million and therefore recognized a pre-tax gain of $130 million as a result of re-measuring the pre-existing interest in Omgeo in conjunction with the acquisition. The gain is included in other income on the Unaudited Consolidated Statement of Income for year ended December 31, 2013. The total value of the entire equity interest was therefore determined to be $400 million.

  -14- In connection with the acquisition, the Company incurred approximately $3 million of acquisition related costs which included legal fees and other professional fees. These fees are recorded in other expenses in the Unaudited Consolidated Statement of Income for the year ended December 31, 2013. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date (in thousands): October 1, 2013 Cash and cash equivalents 30,582$ Accounts receivable 29,692 Other current assets 5,579 Premises and equipment 20,730 Intangible assets: Customer relationships 231,700 Developed technology 58,100 Trademarks and tradenames 20,500 310,300 Other assets 10,214 Total identifiable assets acquired 407,097$ Accounts payable (32,816) Deferred revenue (2,061) Taxes payable (1,261) Loan payable (1,740) Accrued compensation (26,918) Total identifiable liabilities acquired (64,796) Goodwill 57,699$ Net assets acquired 400,000$ As reflected in the table above, intangible assets acquired approximated $310 million, of which approximately $232 million was assigned to customer relationships and is being amortized over a useful life of 12 years, approximately $58 million was assigned to internally developed technology, which is being amortized over an estimated useful life of 7.5 years and approximately $21 million was assigned to infinite life registered trademarks. Intangible assets were recognized at fair value on the acquisition date. The goodwill recognized is attributable primarily to expected synergies and the assembled workforce of Omgeo. The results of Omgeo have been fully included in the Company’s unaudited consolidated financial statements since its acquisition date. The amounts of revenue and earnings of Omgeo included in the Company’s Unaudited Consolidated Statement of Income from the acquisition date, October 1, 2013 to the period ended December 31, 2013 were as follows (in thousands): 2013 Revenues Operating revenue 58,308$ Expenses Operating expenses 47,815 Other general and administrative 7,995 Net income 2,498$

  -15- 4. VARIABLE INTEREST ENTITIES  Consolidated VIEs A VIE is an entity in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The entity that consolidates a VIE is known as the primary beneficiary, and is the entity with (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) has an obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to the VIE. The Company consolidates VIEs of which it is the primary beneficiary. The Company performs ongoing qualitative, and in certain cases, quantitative analyses to determine whether the Company is the primary beneficiary of a VIE based on the facts and circumstances and the Company’s interest(s) in the VIE. Clarient Global LLC (Clarient) is a joint venture with Credit Suisse Finance (GUERNSEY) Ltd, The Goldman Sachs Group, Inc., LabMorgan Investment Corporation, SSB Investments, Inc., Barclays Bank PLC and BNY Capital Corporation that was incorporated on July 25, 2014. Clarient is a comprehensive reference data solution providing control, standardization, and transparency of client reference data during the client onboarding process and through ongoing client lifecycle events. The impact of the consolidation of Clarient on the Company’s Unaudited Consolidated Statements of Financial Condition at December 31, 2014 is as follows: 2014 Consolidated assets Cash and cash equivalents 23,008$ Intangible assets 18,822 Other non-current assets 2,252 Total assets 44,082$ Consolidated liabilities Accounts payable 8,043$ Other non-current liabilities 3,464 Total liabilities 11,507$ The creditors or other beneficial interest holders of Clarient have no recourse to the general credit of DTCC, the primary beneficiary. Furthermore, liabilities of Clarient are non-recourse to DTCC. 5. SEGREGATED CASH, OTHER PARTICIPANT ASSETS AND PAYABLE TO PARTICIPANTS  Details for segregated cash, other Participant assets and payable to Participants as of December 31, 2014 and 2013 were as follows (in thousands): 2014 2013 Assets: NSCC special reserve account 42,009$ 118,232$ Total segregated cash 42,009$ 118,232$ Other participant assets 537,577 585,836 Total 579,586$ 704,068$ Liabilities: Payable to participants 579,586$ 704,068$

NSCC's special reserve account represents cash received from Participants for the exclusive benefit of the Participants' customers and related to the Participants' compliance with SEC rule 15c3-3 (customer protection).

Other Participant assets reflect the Company's receipt of cash and stock dividends, interest and reorganization and redemption proceeds on securities registered in the name of its nominee and interest and redemption proceeds on bearer securities, which it distributes to its Participants. Amounts received on registered securities withdrawn before record date but not transferred from the name of the Company's nominee, cannot be distributed unless claimed by the owners of the securities.

Payable to Participants reflects cash dividends, interest, reorganization, redemption payables, securities held in a custodial account, and settlement accounts payable. Stock dividends payable are not reported in the unaudited consolidated financial statements. At December 31, 2014 and 2013, payable to Participants also included $908,000 and $9,776,000 respectively, of cash collateral received from Participants representing 130% of short positions. Unclaimed balances are remitted to the appropriate authority when required by abandoned property laws.

6. ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following as of December 31, 2014 and 2013 (in thousands):

	2014	2013
Due from participants for services	138,687	$ 112,470
Other receivables	49,064	34,927
Total	$ 187,751	$ 147,397

For the years ended December 31, 2014 and 2013, the allowance for doubtful accounts was $4,102,000 and $838,000, respectively. There were no write-offs in the allowance for doubtful accounts in 2014 or 2013.

7. PARTICIPANT AND CLEARING FUNDS

The rules of DTC, FICC, NSCC and EuroCCP require their Participants to maintain deposits related to their respective activities based on calculated requirements. The deposits are available to secure Participants' obligations and certain liabilities of the Companies. All deposits of cash and securities are recorded in the Unaudited Consolidated Statements of Financial Condition under Participant and Clearing Funds.

A summary of the deposits held at December 31, 2014 and 2013 were as follows (in thousands):

	2014				
	DTC	NSCC	FICC	EuroCCP*	Total
Required deposits	$ 1,150,000	$ 3,144,669	$ 11,619,470	$ -	$ 15,914,139
Excess deposits	601,147	654,095	4,933,835	-	6,189,077
Total	$ 1,751,147	$ 3,798,764	$ 16,553,305	$ -	$ 22,103,216

-16-

	2013				
	DTC	NSCC	FICC	EuroCCP	Total
Required deposits	$ 1,300,000	$ 2,287,336	$ 12,747,420	$ 306,803	$ 16,641,559
Excess deposits	676,727	1,050,182	4,665,259	85,881	6,478,049
Total	$ 1,976,727	$ 3,337,518	$ 17,412,679	$ 392,684	$ 23,119,608

Cash Deposits and Investments in Marketable Securities. Cash deposits and investments in marketable securities of the Clearing Fund, which may be applied to satisfy obligations of the depositing Participant as provided in respective clearing agency rules, as of December 31, 2014 and 2013, were invested as follows (in thousands):

	2014				
	DTC	NSCC	FICC	EuroCCP*	Total
Cash deposits	$ 1,751,147	$ 3,798,764	$ 8,638,946	$ -	$ 14,188,857
Investments in marketable securities	-	-	200,000	-	200,000
Securities on deposit - at fair value	-	340,285	7,374,074	-	7,714,359
Total	$ 1,751,147	$ 4,139,049	$ 16,213,020	$ -	$ 22,103,216

	2013				
	DTC	NSCC	FICC	EuroCCP	Total
Cash deposits	$ 1,976,727	$ 3,101,838	$ 8,894,443	$ 281,231	$ 14,254,239
Investments in marketable securities	-	-	200,000	-	200,000
Interoperability cash deposits	-	-	-	111,453	111,453
Securities on deposit - at fair value	-	235,680	8,318,236	-	8,553,916
Total	$ 1,976,727	$ 3,337,518	$ 17,412,679	$ 392,684	$ 23,119,608

A summary of the total Participant and Clearing fund deposits held, including the excess of the calculated requirements as of December 31, 2014 and 2013, as follows (in thousands):

	2014				
	DTC	NSCC	FICC	EuroCCP*	Total
Reverse repurchase agreements	$ -	$ 1,390,000	$ 2,700,000	$ -	$ 4,090,000
Money market investments	-	1,883,000	4,288,000	-	6,171,000
Interest bearing deposits	1,751,147	450,000	1,150,946	-	3,352,093
Investments in commercial paper bank sweep deposits	-	75,764	500,000	-	575,764
Treasury bills	-	-	200,000	-	200,000
Total	$ 1,751,147	$ 3,798,764	$ 8,838,946	$ -	$ 14,388,857

	2013				
	DTC	NSCC	FICC	EuroCCP	Total
Reverse repurchase agreements	$ -	$ 1,850,000	$ 4,250,000	$ 163,720	$ 6,263,720
Money market investments	-	491,000	3,434,000	-	3,925,000
Interest bearing deposits	1,976,727	750,000	710,441	228,964	3,666,132
Investments in commercial paper bank sweep deposits	-	10,838	500,002	-	510,840
Treasury bills	-	-	200,000	-	200,000
Total	$ 1,976,727	$ 3,101,838	$ 9,094,443	$ 392,684	$ 14,565,692

*EuroCCP ceased operations as of June 30, 2014.

-17-

Refunds to Participants. The total amount of interest income the Company earned from the investment of cash deposits in the Clearing Fund were $6,381,000 and $7,553,000 in 2014 and 2013, respectively in the Unaudited Consolidated Statements of Income.

8. PREMISES AND EQUIPMENT

Premises and equipment as of December 31, 2014 and 2013, consisted of the following (in thousands):

	2014			2013			
	Cost	Accumulated Depreciation	Net Book Value	Cost	Omgeo Acquisition	Accumulated Depreciation	Net Book Value
Furniture and equipment	$ 401,310	$ 289,340	$ 111,970	$ 326,536	$ 11,800	$ 241,822	$ 96,514
Leasehold improvements	256,373	149,142	107,231	246,485	3,933	139,142	111,276
Leased property under capital leases	65,144	43,174	21,970	64,329	-	46,798	17,531
Building and improvements	32,398	9,377	23,021	31,909	-	7,960	23,949
Land	4,221	-	4,221	4,221	-	-	4,221
Total	$ 759,446	$ 491,033	$ 268,413	$ 673,480	$ 15,733	$ 435,722	$ 253,491

Depreciation expense for premises and equipment, including lease properties under capital leases, for the years ended December 31, 2014 and 2013, was approximately $50,069,000 and $51,747,000, respectively, and is included within depreciation and amortization line item in the accompanying Unaudited Consolidated Statements of Income.

During 2014, disposal of equipment resulted in a loss of $8,488,000 and the removal of $31,718,000 and $23,230,000 from the related costs and accumulated depreciation accounts, respectively. During 2013, disposal of equipment resulted in a loss of $2,281,000 and the removal of $2,360,000 and $79,000 from the related costs and accumulated depreciation accounts, respectively.

9. GOODWILL AND INTANGIBLE ASSETS

Impairment Testing: The goodwill impairment testing assesses qualitative factors to determine whether it is more likely than not (a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. Considerations include factors such as macroeconomic conditions, deterioration in financial performance, and company specific events. If after considering the totality of events and circumstances the Company determines it is not more likely than not that the fair value of a reporting unit is less than its carry amount, it will not have to perform a two-step impairment test.

The first step compares the estimated value of the reporting unit with its carrying amount, including goodwill. If the estimated fair value of the reporting unit exceeds its carrying amount, it is considered not impaired. However, if the carrying amount of the reporting unit were to exceed its estimated fair value, a second step would be performed that would compare the implied fair value of the reporting unit's goodwill with the carrying amount of goodwill. An impairment loss would be recorded to the extent the carrying amount of goodwill exceeds its implied fair value.

DTCC conducted its annual goodwill impairment test in the third quarter of 2014. The estimated fair value of each of the Company's reporting units exceeded the carrying value and no goodwill impairment was recognized. Intangible assets not subject to amortization are tested annually for impairment, or more often, if events or circumstances indicate they may be impaired.

Goodwill. On October 1, 2013, the Company acquired 49.9% of the outstanding equity interest of Omgeo it previously did not own. As a result of the transaction, DTCC acquired $57,699,000 of goodwill. The table below provides a breakdown of goodwill (in thousands):

-18-

		Total
Balance at December 31, 2012	$	7,836
Acquisitions/dispositions		57,699
Balance at December 31, 2013	$	65,535
Acquisitions/dispositions		-
Balance at December 31, 2014	$	65,535

Intangible Assets. The gross carrying value, accumulated amortization, net carrying value and remaining useful lives of other finite-lived intangible assets were as follows at December 31, 2014 and 2013 (in thousands):

	2014			2013			
	Carrying Value	Accumulated Amortization	Net Carrying Value	Carrying Value	Omgeo Acquisition	Accumulated Amortization	Net Carrying Value
Amortized intangible assets:							
Customer relationships and other	$ 239,774	$ 28,366	$ 211,408	$ 8,074	$ 231,700	$ 3,523	$ 236,251
Software	941,253	619,921	321,332	740,903	58,100	492,146	306,857
Total amortized intangible assets	1,181,027	648,287	532,740	748,977	289,800	495,669	543,108
Unamortized intangible assets:							
Trademarks and tradenames	23,748	n/a	$ 23,748	3,248	20,500	n/a	23,748
Total	$ 1,204,775	$ 648,287	$ 556,488	$ 752,225	$ 310,300	$ 495,669	$ 566,856

Finite-lived Intangible Assets. Amortization expenses related to finite-lived intangible assets was approximately $20,016,000 and $7,671,000 for the years ended December 31, 2014 and 2013, respectively, and is included within depreciation and amortization line item in the accompanying Unaudited Consolidated Statements of Income.

Capitalized Software. Capitalized costs for software either for internal use or purchased during 2014 and 2013 total $147,606,000 and $133,011,000, respectively. Amortization expense for capitalized software for the years ended December 31, 2014 and 2013 was approximately $129,312,000 and $80,591,000, respectively, and is included within the depreciation and amortization line item in the accompanying Unaudited Consolidated Statements of Income.

During 2014, disposal of software resulted in a loss of $8,644,000 and the removal of $23,668,000 and $15,024,000 from the related costs and accumulated depreciation accounts, respectively. During 2013, disposals of software resulted in a charge of $0 and the removal of $10,000 and $10,000 from the related costs and accumulated amortization accounts, respectively.

Estimated amortization expense relating to intangible assets for each of the next five years is as follows (in thousands):

2015	$	163,514
2016		124,162
2017		66,110
2018		28,068
2019		27,513
Thereafter		123,373
Total future estimated amortization	$	532,740

-19-

10. EQUITY METHOD INVESTMENTS

Details for DTCC's equity method investments as of December 31, 2014 and 2013 were as follows (in thousands, other than ownership percentage):

	2014	2013
Omgeo, LLC		
Percentage ownership	N/A	100%
Carrying value	-	-
Dividends received	-	20,000
MarkitSERV, LLC		
Percentage ownership	N/A	0%
Impairment charge	-	-
Carrying value	-	-
Dividends received	-	3,000
New York Portfolio Clearing, LLC		
Percentage ownership	N/A	50%
Impairment charge	-	4,978
Carrying value	-	-
Dividends Received	-	-
ECCP, N.V.		
Percentage ownership	25%	25%
Carrying value	10,802	10,158
Dividends Received	-	-
Soltra Solutions, LLC		
Percentage ownership	50%	0%
Carrying value	-	-
Dividends Received	-	-
DTCC-Euroclear Global Collateral, LTD		
Percentage ownership	50%	0%
Carrying value	16,867	-
Dividends Received	-	-

Omgeo was a joint venture between DTCC and Thomson, providing post trade processing and other related services. On October 1, 2013, DTCC purchased the remaining outstanding shares of Omgeo and as such, Omgeo was accounted for as equity method investment for the first nine months of 2013 and its results of operations were consolidated into the Company for the remaining three months of the year.

MarkitSERV, LLC (MarketSERV), a joint venture with Markit Group Holdings Limited (MGHL), engaged in derivative transaction processing, confirmation, novation and other related services for firms that conduct business in the over-the-counter derivatives market. On April 2, 2013, the Company completed the sale of MarkiSERV to Markit North America, Inc. and MarkitSERV Holdings Limited for $175 million cash consideration and as such, MarkitSERV LLC was accounted for as an equity method investment for the first three months of the 2013.

New York Portfolio Clearing LLC (NYPC), a joint venture with NYSE Euronext, was established as a derivatives clearing organization. The Company was registered with the CFTC. On November 29, 2013, the International Exchange Group (ICE) and DTCC announced plans to transition the clearing of interest rate futures contracts listed on NYSE Liffe U.S. to ICE Clear Europe and to wind down NYPC's operations. Operations ceased on July 6, 2014. The dissolution of NYPC resulted in a capital return of $1.7 million.

-20-

  -21- ECCP N.V. a joint venture with BATS Chi-x Europe, NASDAQ OMX, and ABN AMRO Clearing Bank, provides a pan- European clearing solution offering the economies of scale and risk management expertise of the U.S. market to European market Participants. ECCP N.V. uses the risk management framework and customer service organization of EMCF, and it operates on the technology and using infrastructure of EMCF. The new entity, called EuroCCP N.V., is headquartered in Amsterdam. Soltra Solutions, LLC (Soltra), a joint venture with Financial Services Information and Analysis Center (FS-ISAC), will be responsible for the development of solutions to facilitate sharing of information related to cyber threats among critical infrastructure companies in real time. DTCC-Euroclear Global Collateral LTD (Margin Transit), a joint venture with Euroclear, provides support to financial institutions in addressing significant regulatory, operational and industry challenges related to the management of collateral that will impact the over-the-counter (OTC) derivative market. 11. FAIR VALUE MEASUREMENTS    Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis. The Company recognized a $8,644,000 impairment charge related to capitalized software as of December 31, 2014 that was determined to have no realizable value. During 2013, there was no impairment of capitalized software costs. The Company recognized an impairment charge of $4,978,000 in 2013 on the Unaudited Consolidated Statements of Income related to its investment in NYPC to write down the investment to its fair value. Assets and Liabilities Measured at Fair Value on a Recurring Basis. The following is a description of the valuation basis, including valuation techniques and inputs, used in measuring the Company’s financial assets and liabilities accounted for at fair value on a recurring basis: U.S. Government and Federal Agency Securities: U.S. Treasury Securities — U.S. Treasury securities are measured based on quoted market prices and classified in Level 1 of the fair value hierarchy. U.S. Agency-Issued Debt Securities — U.S. agency issued debt securities are measured primarily based on quoted market prices obtained from external pricing services. Callable U.S. agency securities are classified within Level 2 of the fair value hierarchy while non-callable U.S. agency securities are classified within Level 1. U.S. Agency Residential Mortgage-Backed Securities — U.S. agency residential mortgage-backed securities include mortgage pass-through securities (fixed and adjustable rate), interest-only and principal-only securities and are generally measured using market price quotations from external pricing services and categorized within Level 2 of the fair value hierarchy. Other Financial Assets. Consist of the investment assets of a Rabbi Trust and shares in Markit, Ltd. as discussed in Note 12, Other Assets, and are measured based on quoted market prices. These assets are classified within Level 1 of the fair value hierarchy.

  -22- Fair value measurements for those items measured on a recurring basis are summarized below as of December 31, 2014 (in thousands): Level 1 Level 2 Level 3 Total Assets - Clearing Fund - U.S. government and Federal Agency securities 7,217,742$ 496,617$ -$ 7,714,359$ Other financial assets 186,529 29,220 - 215,749 Total 7,404,271$ 525,837$ -$ 7,930,108$ Liabilities: Clearing fund - U.S. government securities and Federal agency securities 7,217,742 496,617 - 7,714,359 Total 7,217,742$ 496,617$ -$ 7,714,359$ 2014 Fair value measurements for those items measured on a recurring basis are summarized below as of December 31, 2013 (in thousands): Level 1 Level 2 Level 3 Total Assets - Clearing Fund - U.S. government and Federal Agency securities 6,902,986$ 1,650,930$ -$ 8,553,916$ Other financial assets 191,576 - - 191,576 Total 7,094,562$ 1,650,930$ -$ 8,745,492$ Liabilities: Clearing fund - U.S. government securities and Federal agency securities 6,902,986 1,650,930 - 8,553,916 Derivative - over-the-counter interest rate swap - 779 - 779 Total 6,902,986$ 1,651,709$ -$ 8,554,695$ 2013 There were no transfers between Level 1 and Level 2 nor were any amounts classified as Level 3 during the years ended December 31, 2014 and 2013. Assets and Liabilities not Measured at Fair Value. A description of the valuation basis, including valuation techniques and inputs, used in measuring the Company’s financial assets and liabilities not accounted for at fair value follows: Cash and Cash Equivalents — Consist primarily of highly liquid investments in time deposits held in banks, commercial paper bank sweep deposits, and money market funds and are classified as Level 1 within the valuation hierarchy. Participant and Clearing Fund Cash Deposits — Consist of highly liquid investments in time deposits held in banks and are classified as Level 1, as well as reverse repurchase agreements which, are classified as Level 2 within the valuation hierarchy. Reverse Repurchase Agreements — The estimated fair value of reverse repurchase agreements is based on inputs such as interest rates and tenors. These agreements are classified as Level 2 within the valuation hierarchy due to their short-term nature. Marketable Securities, Held-to-Maturity — Marketable securities held-to-maturity are comprised of U.S. Treasury securities, U.S. Treasury Bills, which are classified as Level 1 within the valuation hierarchy. Long-term Debt and Other Borrowings — Primarily consist of line of credit borrowings, notes payable, and capital lease obligations. The estimated fair value of long-term debt is based on current rates for instruments of the same remaining maturity or quoted market prices for the same or similar issues. Long-term debt is classified as Level 2 within the valuation hierarchy.

  -23- The table below presents the carrying value, fair value and fair value hierarchy level of certain financial instruments not measured at fair value in the Unaudited Consolidated Statement of Financial Condition at December 31, 2014 (in thousands): Carrying Amount Total Fair Value Level 1 Level 2 Level 3 Assets: Cash and cash equivalents 780,734$ 780,734$ 780,734$ -$ -$ Overnight repurchase agreements 100,000 100,002 - 100,002 - Participant and clearing fund cash deposits 14,188,857 14,188,857 10,098,857 4,090,000 - Marketable securities, held-to-maturity 200,000 199,846 199,846 - - Total 15,269,591$ 15,269,439$ 11,079,437$ 4,190,002$ -$ Liabilities: Participant and clearing fund cash deposits 14,388,857$ 14,388,857$ 14,388,857$ -$ -$ Long-term debt and other borrowings 404,033 399,442 - 399,442 - Total 14,792,890$ 14,788,299$ 14,388,857$ 399,442$ -$ 2014 The table below presents the carrying value, fair value and fair value hierarchy level of certain financial instruments not measured at fair value in the Unaudited Consolidated Statement of Financial Condition at December 31, 2013 (in thousands): Carrying Amount Total Fair Value Level 1 Level 2 Level 3 Assets: Cash and cash equivalents 818,020$ 818,020$ 818,020$ -$ -$ Participant and clearing fund cash deposits 14,254,239 14,254,239 7,990,519 6,263,720 - Marketable securities, held-to-maturity 200,000 199,968 199,968 - - Total 15,272,259$ 15,272,227$ 9,008,507$ 6,263,720$ -$ Liabilities: Participant and clearing fund cash deposits 14,415,692$ 14,415,692$ 14,415,692$ -$ -$ Long-term debt and other borrowings 486,885 480,094 - 480,094 - Total 14,902,577$ 14,895,786$ 14,415,692$ 480,094$ -$ 2013

  -24- 12. OTHER ASSETS  Details for other assets as of December 31, 2014 and 2013 were as follows (in thousands):   2014 2013 Prepaid expenses 42,348$ 45,856$ Royalty receivable - 1,300 Taxes receivable 14,147 17,400 Deferred tax assets, net 8,276 8,591 Other current assets 13,229 365 Total current assets 78,000$ 73,512$ Long term incentive plan assets 205,210$ 194,921$ Cash surrender value 53,290 50,224 Prepaid expenses 16,525 13,040 Deferred tax asset, net 99,019 51,018 Other investments held - 13,788 Royalty receivable 5,263 5,400 Other non-current assets 8,253 20,339 Total non-current assets 387,560$ 348,730$ Total 465,560$ 422,242$ Prepaid expenses represent the interest and fees paid in advance for lines of credit maintained to support the settlement operation for DTC, NSCC, and EuroCCP and maintenance contracts for various hardware and software services. Royalty receivable represents the consideration due to the sale of DTCC Loan/SERV messaging portal on January 5, 2011. Long term incentive plans. DTCC’s Long Term Incentive Plan is provided to certain designated employees of DTCC to establish retention incentives for certain key employees. The performance period is a three year period commencing January 1 of each calendar year, unless modified, extended or terminated by the Compensation Committee. Only those employees specifically designated by the Compensation Committee are eligible to participate in this plan. DTCC maintains a self-directed, non-qualified deferred compensation plan structured as a “Rabbi Trust” for certain executives and other highly compensated employees. Under the plan, Participants may elect to defer receipt of a portion of their annual compensation. Amounts deferred under the plan are invested in various mutual funds and stocks. All such investments are held in the Rabbi Trust and the plan requires settlement in cash. The investment assets of the Rabbit Trust are recorded at fair value and included in other noncurrent assets as Long Term Incentive Plan Assets. The amount of compensation deferred under the plan is credited to each Participant’s deferral account and a deferred compensation liability is recorded in other non-current liabilities in DTCC’s Unaudited Consolidated Statements of Financial Condition. This liability represents DTCC’s obligation to distribute the funds to the Participants. In 2014, the investment assets of the Rabbi Trust are classified as trading securities and, accordingly, changes in their fair values are recorded as investment income (loss) in DTCC’s Unaudited Consolidated Statements of Income. In addition, changes in the fair value of the plan’s investments are recorded as employee compensation and benefits in the Unaudited Consolidated Statements of Income. The increase in the fair value of these investments was $9,554,000 and $0 for the years ended December 31, 2014 and 2013, respectively. Cash surrender value represents the amounts receivable from various insurance companies upon cancellation of the life insurance policies purchased for employees who participated in DTCC Deferred Compensation plans established in 2005 – 2006 and 2007. The associated liability for these deferred compensation plans and the loans drawn down against these policies are classified in non-current liabilities as long term incentive plans.

13. OTHER LIABILITIES

Details for other liabilities as of December 31, 2014 and 2013 were as follows (in thousands):

	2014	2013
Compensation payable	$ 129,578	$ 109,755
Miscellaneous payables	73,846	83,221
Current portion of deferred rent	2,197	2,210
Total current liabilities	$ 205,621	$ 195,186
Long-term incentive plans	$ 303,628	$ 290,006
Unrecognized tax benefits	53,236	49,802
Deferred rent	18,019	16,455
Other payables	2,805	27,481
Total non-current liabilities	$ 377,688	$ 383,744
Total	$ 583,309	$ 578,930

Unrecognized tax benefits. DTCC applies the provisions of FASB issued Financial Interpretation No. 48 (FIN 48). Accounting for Uncertainty in Income Taxes (codified primarily in FASB ASC Topic 740, Income Taxes) to record unrecognized tax benefits (UTBs). Refer to Note 16, Income Taxes, for additional details.

14. DEBT

Details for debt as of December 31, 2014 and 2013 were as follows (in thousands):

	2014	2013
Notes payable	$ 109,101	$ 167,540
Hudson County Improvement Authority	-	18,416
Capital lease obligations	64,932	70,757
Line of credit	230,000	230,172
Total debt	$ 404,033	$ 486,885
Current portion of long term debt	(15,524)	(19,927)
Total long term debt and other borrowings	$ 388,509	$ 466,958

Interest expense was $19,513,000 and $14,285,000 for the years ended December 31, 2014 and 2013, respectively.

At December 31, 2014, principal payments due on long-term debt over the next five years from 2015 to 2019 and thereafter are as follows (in thousands):

	Line of Credit	Capital Lease	Notes Payable
2015	$ -	$ 12,874	$ 2,650
2016	230,000	12,619	53,776
2017	-	12,693	13,650
2018	-	12,440	2,650
2019	-	8,517	2,650
Thereafter	-	5,789	33,725
Total	$ 230,000	$ 64,932	$ 109,101

-25-

Notes Payable. In September 2014, the Company executed an optional repayment of two notes payable for notes for DTC and one note payable for NSCC. Notes repaid by DTC and NSCC included unsecured borrowings totaling $51,842,000 and $3,947,000, respectively, at an average rate of 5.46%. Outstanding notes payable for DTC at December 31, 2014 include unsecured borrowings totaling $51,126,000 ($102,968,000 outstanding in 2013) at a fixed rate of 5.59%. Interest expense for DTC and NSCC for the years ended December 31, 2014 and 2013 totaled $11,278,000 and $8,367,000, respectively. This includes one-time charges of $4,630,000 and $523,000 related to the early extinguishment of debt for DTC and NSCC, respectively.

The following table summarizes notes payable (in thousands) at December 31, 2014 and 2013:

				Outstanding Balance	
	Rate	Issue Date	Maturity	2014	2013
DTC note	5.03%	11/22/2004	12/15/2023	$ -	$ 11,842
DTC note	5.59%	4/6/2009	4/15/2016	51,126	51,126
DTC note	5.63%	4/6/2009	4/15/2016	-	40,000
NSCC note	5.03%	11/22/2004	12/15/2023	-	3,947
DTCC note	2.64%	4/26/2012	4/26/2017	11,000	11,000
DTCC note	3.83%	4/26/2012	4/26/2032	25,375	26,825
DTCC note	3.93%	9/28/2012	9/28/2032	21,600	22,800
Total				$ 109,101	$ 167,540

Hudson County Improvement Authority (HCIA) Bond. On December 17, 2010, NSCC entered into a Recovery Zone Facility Bond arrangement with the Hudson County Improvement Authority, with a principal balance of $24,905,000. The debt had a variable interest rate equal to the sum of the LIBOR index rate plus 1.65%, multiplied by a factor of 68%, and maturity on December 1, 2020. The weighted average interest rate of the debt was 1.23% and 1.28% for the years ended December 31, 2014 and 2013. Mandatory repayment of the debt commenced on February 1, 2011. On December 2, 2014, the Company executed an optional repayment of the remaining principal amount of the bond. Interest expense related to the HCIA bond totaled $215,000 and $198,000 in December 31, 2014 and 2013, respectively.

In connection with this Recovery Zone Facility Bond arrangement with the Hudson County Improvement Authority, NSCC made a loan to DTCC in the principal amount of $24,905,000 with the same terms and conditions, which was repaid concurrent with repayment of the HCIA bond.

Cash Flow Hedge for HCIA Bond. On December 17, 2010, the Company also entered into an interest rate swap arrangement to hedge the Hudson County Improvement Authority floating rate debt payments to fixed rate payments in the principal amount of $24,905,000. The Company terminated this swap on August 14, 2014 and as noted above, subsequently repaid the underlying debt on December 2, 2014.

As of December 31, 2014, a realized loss of $395,000, net of tax, on the swap was recognized versus an unrealized net of tax gain of $346,000 as of December 31, 2013. This is reported as other comprehensive loss, net of tax in the Unaudited Consolidated Statements of Comprehensive Income. There were no undesignated derivatives at December 31, 2014 and 2013.

Debt Covenants. The long-term debt agreements contain affirmative and negative financial covenants.

Customary affirmative covenants include access to financial statements, notice of default and certain other material events, maintenance of business and insurance, and events of default. As of December 31, 2014 and 2013, the Company was in compliance with the applicable debt covenants.

-26-

  -27- Lease Obligations. Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. At December 31, 2014, capital lease agreements with remaining future minimum payments including interest, which are due through June 2021, totaled $66,073,000. At December 31, 2013, remaining future minimum payments including interest totaled $56,658,000. During 2014, the Company extinguished certain hardware capitalized as a capital lease, resulting in a decrease of lease liability of $11,936,000. Refer to Note 8 Premises and Equipment, for further detail of the disposal. Lines of Credit. DTCC maintains lines of credit for general funding purposes while certain of its subsidiaries, DTC and NSCC, also maintain lines of credit to support settlement. Outstanding lines of credit and related terms as of December 31, 2014 were as follows: Amount Denomination No. of Participants/ Lenders Borrowing rate DTCC Committed $375 million USD 3 The greater of the federal funds rate rate, adjusted LIBOR, or lender's cost of funds, on the day of borrowing, plus 1.25% Committed $100 million USD 1 The greater of the federal funds rate rate, adjusted LIBOR, or lender's cost of funds, on the day of borrowing, plus 0.50% DTC Committed $1.9 billion USD 29/37 The greater of the federal funds rate rate, adjusted LIBOR, or lender's cost of funds, on the day of borrowing, plus 1.40% Uncommitted $150 million (1) CAD 1 - NSCC Committed $13.47 billion USD 29/37 The greater of the federal funds rate rate, adjusted LIBOR, or lender's cost of funds, on the day of borrowing, plus 1.40% Terms and outstanding lines of credits for December 31, 2013 were as follows:

  -28- 2013 Amount Denomination No. of Participants/ Lenders Borrowing rate DTCC Committed $300 million USD 3 The greater of the federal funds rate rate, adjusted LIBOR, or lender's cost of funds, on the day of borrowing, plus 1.25% Committed $50 million USD 1 The greater of the federal funds rate rate, adjusted LIBOR, or lender's cost of funds, on the day of borrowing, plus 0.50% DTC Committed $1.9 billion USD 27/38 The greater of the federal funds rate rate, adjusted LIBOR, or lender's cost of funds, on the day of borrowing, plus 1.40% Uncommitted $150 million (1) CAD 1 - NSCC Committed $12.7 billion USD 27/38 The greater of the federal funds rate rate, adjusted LIBOR, or lender's cost of funds, on the day of borrowing, plus 1.40% EuroCCP* Committed €140 million EUR 7 The greater of the adjusted LIBOR or lender's cost of funds, for that day, plus 1.25% *EuroCCP maintained a line of credit to support settlement in 2013. DTCC borrowed $230 million of the $300 million line of credit in 2013 to finance its purchase of Omgeo. (1) Used to support Canadian settlement 15. PENSION AND POST RETIREMENT BENEFITS  Background. DTCC has a noncontributory defined benefit pension plan (the Qualified Plan) covering substantially all full- time employees of the Company. The pension plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. Pension benefits under the plan are determined on the basis of an employee’s length of service and earnings. DTCC’s funding policy requires the Company to make contributions to the plan that meet or exceed the minimum funding standards under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. DTCC also provides health care and life insurance benefits to eligible retired employees and also maintains a 401(h) account to fund the retiree medical plans. DTCC also sponsors a Supplemental Executive Retirement Plan (SERP) and a Restoration Plan which are nonqualified defined benefit plans. These plans provide additional retirement benefits to certain employees. Benefits paid to retirees are based on age at retirement, years of credited service, and average compensation. The cost of nonqualified defined benefits is determined based on substantially the same actuarial methods and economic assumptions as those used for the qualified pension plan. The Company maintains certain assets in trust for nonqualified retirement benefit obligations. Omgeo (UK) employees are eligible to participate in a defined contribution plan, and in addition, a small number of employees participate in a defined benefit plan provided by a Thomson affiliate, which is no longer open for new Participants. The defined benefit plan is accounted for as a multi-employer plan whereby current charges are based on the funding requested from the plan sponsor. Plan Amendments. In connection with a redesign of the Company's retirement plans, on February 29, 2012, the Compensation and Benefits Committee of the Board approved amendments to freeze benefits earned in the Qualified Plan and the Restoration Plan effective December 31, 2013.   Details for the tax impact due to the change in the funded status of the pension plan were as follows (in thousands):

  -29- 2014 2013 Pretax (expense) benefit due to the change in funded status (126,502)$ 169,379$ Deferred tax asset (liability) offset 51,298 (72,279) Total net (loss) gain to AOCI (75,204)$ 97,100$ Fair Value of Pension and Other Benefit Plan Assets. Following are the descriptions and valuation methodologies used for assets measured at fair value: Mutual Funds — This category includes actively managed investments in U.S. large cap growth, value and small cap equity securities, and international equity securities. It also includes an equity index fund that tracks the performance of the S&P 500 Index. The fair value represents the net asset value (NAV) of the shares held by the plan at year-end. Mutual funds are classified as Level 1 within the valuation hierarchy. Money Market Fund — Investments in Money Market Funds are valued at the NAV of shares held by the Plan at year end. Underlying assets of this investment have readily determinable market values. The valuation of the money market fund is considered Level 2 since the investment is in a fund or short-term cash. Common Collective Trust — Investments in the common collective trust are valued at NAV as a practical expedient based upon the redemption price of units held by the Plan, which is based on the current fair value of the common collective trust funds’ underlying assets. Unit values are determined by the financial institution sponsoring such funds by dividing the fund’s net asset as fair value by its units outstanding at the valuation dates. Investments in common collective trusts are categorized as Level 2. The Company did not hold pension plan assets designated as Level 3 as of December 31, 2014 and 2013.

  -30- The estimated actuarial loss, and prior service cost that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year are as follows (in thousands): 2014 2013 2014 2013 Actuarial loss 7,854$ 3,773$ 2,291$ 653$ Prior service cost 1,006 1,022 (7,014) (7,789) Total benefit obligation at end of year 8,860$ 4,795$ (4,723)$ (7,136)$ Pension Benefits Other Benefits   The components of the funded status as of December 31, 2014 and 2013, including the classification of plan assets in accordance with the three-tier fair valuation hierarchy, are as follows (in thousands): 2014 2013 2014 2013 Benefit obligation at end of year: Qualified plan 967,933$ 827,797$ -$ -$ Other plans 113,406 113,503 103,139 82,129 Total benefit obligation at end of year 1,081,339 941,300 103,139 82,129 Fair value of plan assets at end of year 851,091 797,402 3,616 3,287 Funded Status (230,248)$ (143,898)$ (99,523)$ (78,842)$ Pension Benefits Other Benefits Level 1 Level 2 Level 3 Total Pension asset fair value levels at December 31, 2014: Mutual funds 68,203$ -$ -$ 68,203$ Common collective trust - 760,851 - 760,851 Money market fund - 257 - 257 Pension assets at fair value 68,203$ 761,108$ -$ 829,311$ Pension asset fair value levels at December 31, 2013: Mutual funds 68,486$ -$ -$ 68,486$ Common collective trust - 718,524 - 718,524 Money market fund - 237 - 237 Pension assets at fair value 68,486$ 718,761$ -$ 787,247$ Other benefit plan assets of $3,616,000 as of December 31, 2014 and $3,287,000 as of December 31, 2013, are all mutual funds in the Level 1 category. The guaranteed insurance contracts of $21,780,000 and $10,155,000 as of December 31, 2014 and 2013, respectively are recorded at contract value. Therefore, these contracts are not measured at fair value on a recurring basis and not included in the preceding tables.

  -31- Details of the net amount recognized in the Unaudited Consolidated Statements of Financial Condition (excluding taxes) are as follows (in thousands): 2014 2013 2014 2013 Amount not yet reflected in net periodic benefit cost and included in accumulated other comprehensive loss: Prior service cost (7,333)$ (8,354)$ 13,294$ 21,083$ Accumulated loss (246,718) (143,091) (30,872) (14,766) Accumulated other comprehensive loss (254,051) (151,445) (17,578) 6,317 Cumulative net periodic benefit cost in excess of employer contributions 23,803 7,547 (81,945) (85,159) Net amount recognized at year-end (230,248)$ (143,898)$ (99,523)$ (78,842)$ Pension Benefits Other Benefits The accumulated benefit obligation for all defined benefit plans as of December 31, 2014 and 2013 was $1,073,094,000 and $924,525,000, respectively.  Pension plan assumptions used by actuaries to determine benefit obligations for December 31, 2014 and 2013 were as follows: 2014 2013 2014 2013 Weighted-average assumptions used to determine benefit obligations at December 31: Discount rate 4.19% 5.05% 4.13% 4.96% Rate of compensation increase n/a n/a n/a n/a Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31: Discount rate 5.05% 4.25% 4.96% 4.12% Expected long-term rate of return on plan assets 6.00% 8.00% 6.00% 8.00% Rate of compensation increase n/a 3.56% n/a n/a Assumed health care cost trend rates at December 31: Health care cost trendrate assumed for next year 7.22% 7.44% Rate to which the cost trend rate is assumed to decline (the ultimate trend rate) 4.50% 4.50% Year that the rate reaches the ultimate trend rate 2029 2029 Pension Benefits Other Benefits DTCC’s actual pension plan asset allocations as of December 31, 2014 and 2013, by asset category are as follows: 2014 2013 2014 2013 Equity securities 25% 26% 60% 60% Debt securities 75% 74% 40% 40% Total 100% 100% 100% 100% Pension Benefits Other Benefits To develop the expected long-term rate of return on assets assumptions, DTCC considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. This resulted in the selection of the 6% long-term rate of return assumption.

  -32- Based on DTCC’s target asset allocation guidelines in 2014 and 2013, 20% to 30% of the plan assets are to be invested in equity securities and 70% to 80% in fixed income securities (including guaranteed investment contracts). Details of the components of net periodic benefit cost and other changes recognized in OCI (excluding taxes) are as follows (in thousands): 2014 2013 2014 2013 Components of net periodic benefit cost: Service cost 4,792$ 30,560$ 2,008$ 2,725$ Interest cost 45,354 41,239 4,176 3,582 Expected return on plan assets (42,810) (54,136) (157) (447) Amortizations: Prior service cost 1,022 1,143 (7,789) (7,789) Transition obligation - - - - Actuarial loss 4,337 8,359 1,122 1,904 Curtailment loss - - - - Settlement loss 1,109 2,108 - - Net periodic cost (benefit) 13,804 29,273 (640) (25) Other changes recognized in OCI: Prior service cost arising during the period - - - - Net loss (gain) arising during the period 109,074 (145,401) 17,229 (18,253) Curtailments: Prior service cost - - - - Net gain due to curtailment - - - - Amortizations: Transition obligation - - - - Prior service cost (1,022) (1,143) 7,789 7,789 Actuarial and settlement loss (5,446) (10,467) (1,122) (1,904) Net other changes in OCI 102,606 (157,011) 23,896 (12,368) Net amount recognized in net periodic benefit cost and OCI 116,410$ (127,738)$ 23,256$ (12,393)$ Pension Benefits Other Benefits The Company contributed $10,000,000 to the benefit plan in 2014 and expects to contribute approximately $10,000,000 during 2015. Settlement losses relate to early retirement of executives who elected lump-sum and periodic payments. There were no Participant contributions to the plans in 2014 or 2013. Details for the benefit payments for the pension plan and other plans for 2014 and 2013 were as follows (in thousands): 2014 2013 Pension plan 59,264$ 68,696$ Other plans 2,565 2,364 Total 61,829$ 71,060$

The amounts expected to be paid or (received) in the next 10 years are as follows (in thousands):

	Pension	Employer Benefit Payments	Medicare Subsidy Receipts
2015	$ 66,778	$ 4,222	$ (29)
2016	50,445	4,363	(28)
2017	56,415	4,630	(27)
2018	54,099	4,897	(26)
2019	77,740	5,216	(25)
Next five years	340,342	30,494	(102)
Total	$ 645,819	$ 53,822	$ (237)

16. INCOME TAXES

DTCC and its subsidiaries file a consolidated federal income tax return and combined or unitary income tax returns in most states, with the exception of DTC, which files separate New York State and New York City income tax returns. DTCC and its subsidiaries file other state and non-U.S. jurisdiction income tax returns on a separate company basis.

The components of the Company's income tax provision for the years ended December 31, 2014 and 2013 are as follows (in thousands):

	2014	2013
Current income tax:		
Federal	$ 4,121	$ 37,630
State and local	8,268	12,311
Foreign	6,366	4,524
Deferred income tax (benefit):		
Federal	7,595	(10,024)
State and local	(318)	11,846
Foreign	(3,790)	1,343
Provision for income taxes	$ 22,242	$ 57,630

The 2014 and 2013 effective tax rates differ from the 35% federal statutory rate mainly due to state and local taxes, permanent differences between financial statement income and taxable income, and adjustments to deferred tax balances. A reconciliation of the U.S. federal statutory tax rate to the Company's effective tax rate on the income before provision for income taxes is as follows:

	Year ended Dec. 31,	
	2014	2013
U.S. statutory rate	35.0%	35.0%
State and local income taxes, net of federal income tax benefit	9.4%	5.6%
Change in unrecognized tax benefits	5.7%	-12.4%
Non-controlling interest	7.8%	-
Other	-3.6%	-1.0%
Effective tax rate	54.3%	27.2%

-33-

  -34- The components of deferred tax assets and liabilities as of December 31, 2014 and 2013, were as follows (in thousands): 2014 2013 Deferred tax assets: Accrued compensation 32,657$ 29,934$ Accrued employee benefits 255,739 203,061 Software 101,879 64,616 Deferred rent 8,117 7,449 Other 54,785 38,100 Total deferred tax assets 453,177 343,160 Deferred tax liabilities: Accrued compensation (2,582) - Accrued employee benefits (45,776) (49,285) Software (180,138) (145,691) Depreciation (38,038) (22,366) Investment tax basis difference - Omgeo (56,174) (54,719) Other (20,449) (8,765) Total deferred tax liabilities (343,157) (280,826) Net deferred tax asset before valuation allowance 110,020 62,334 Valuation allowance (2,725) (2,725) Net deferred tax asset 107,295$ 59,609$ Reported as: Current deferred tax assets 8,276$ 8,591$ Current deferred tax liabilities - - Net current deferred tax assets 8,276 8,591 Non-current deferred tax assets 442,176 331,844 Non-current deferred tax liabilities (343,157) (280,826) Net non-current deferred tax assets 99,019 51,018 Net deferred tax assets 107,295$ 59,609$ The Company had valuation allowance of $2,725,000 at December 31, 2014 and 2013, respectively, related to foreign tax credits carry forward for which utilization is uncertain.

  -35- The Company has not provided U.S. income taxes and foreign withholding taxes on the undistributed earnings of foreign subsidiaries as of December 31, 2014 because the Company intends to permanently reinvest such earnings outside the U.S. As of December 31, 2014, the cumulative amount of earnings upon which U.S. income taxes have not been provided is approximately $30,000,000. It is not practicable to determine the amount of deferred taxes that might be required to be provided if such earnings were distributed in the future. Details for UTBs as of December 31, 2014 and 2013 were as follows (in thousands): 2014 2013 Beginning balance at January 1, 42,845$ 40,949$ Prior period tax positions: Increases 402 13,082 Decreases - - Current period tax positions 867 15,661 Settlements with taxing authorities - (9,089) Lapse of statute of limitations (1,100) (17,758) Ending balance at December 31, 43,014$ 42,845$ The Company classifies interest related to UTBs and penalties, if incurred, in tax expense in the Unaudited Consolidated Statements of Income. As of December 31, 2014 and 2013, the amount of accrued interest recorded in the Company’s Unaudited Consolidated Statements of Financial Condition related to UTBs was $10,222,000 and $6,957,000, respectively. The Company is subject to U.S. federal income tax as well as income tax in various state and local and non-U.S. jurisdictions. Federal income tax returns filed for the tax years 2010 through 2012 are currently under examination and the federal income tax return for 2013 remains subject to examination by the IRS. New York State income tax returns for 2007 through 2011 are currently under examination and 2012 through 2013 remain open to examination. New York City income tax returns for 2010 through 2011 remain open to examination and 2012 through 2013 remain open to examination. DTC’s New York State income tax returns for 2008 through 2010 are currently under examination and 2011 through 2013 remain open to examination. DTC’s New York City income tax return for 2012 is currently under examination and 2013 remains open to examination. Florida income tax returns for 2008 through 2013 are currently under examination. For the current ongoing audits related to open tax years, the Company estimates it is possible the balance of UTBs could decrease in the next 12 months as a result of the effective settlement of these audits, which might involve the payment of additional taxes, the adjustment of certain deferred taxes and/or the recognition of tax benefits. It is also possible new issues might be raised by tax authorities which might necessitate increases to the balance of UTBs. As the Company is unable to predict the timing of conclusion of these audits, the Company is unable to estimate the amount of changes to the balance of UTBs at this time. However, the Company believes it has adequately provided for its financial exposure for all open tax years by tax jurisdiction.

17. SHAREHOLDERS' EQUITY

Common Stock. DTCC has 28,500 authorized shares of common stock with a par value of $100 per share. At December 31, 2014 and 2013, 23,655 shares of common stock were outstanding.

Preferred Stock. Under a plan adopted by the board of directors, each Participant of DTC is required to own shares of its Series A preferred stock. The ownership of DTC preferred stock is reported as non-controlling interests in the Unaudited Consolidated Statements of Financial Condition. There was $150,000,000 of DTC Series A preferred stock outstanding as of December 31, 2014 and 2013 (1,500,000 shares at a par value of $100 per share). In December 2010, DTC's authorized Series A preferred stock was increased by 1,750,000 shares bringing the total to 3,250,000 authorized shares, or $325,000,000. None of the additional authorized shares have been issued.

Series	Description	Total shares issued and outstanding *(in thousands)*		Carrying value at December 31, 2014 *(in thousands)*	Per annum dividend rate		Dividends paid per share in 2014 *(in dollars)*
Series A	Noncumulative Perpetual	1,500	$	150,240	240	$	0.16

On February 6, 2014, the U.S. Securities and Exchange Commission approved DTC rule filing SR-DTC-2014-01. Under the rule change, which became effective March 3, 2014, DTC no longer included the amount paid by Participants for the purchase of DTC Series A Preferred Stock ($150 million in the aggregate) as a liquidity resource for the Participant Fund subsequent to March 3, 2014, the $150 million has been accounted for as available for general business purposes.

At December 31, 2014 and 2013, there were 11 shares of Treasury stock.

Regulatory Capital. DTCC and its regulated subsidiaries maintain and report regulatory capital in accordance with all relevant laws, rules and guidelines. As a multinational enterprise, various DTCC subsidiaries are subject to regulatory capital regimes, as applicable. DTCC subsidiaries file regulatory capital reports with the Federal Reserve Bank of New York (FED), the New York State Department of Financial Services, and the U.S. Commodity Futures Trading Commission (CFTC) in the United States; the Bank of England in the United Kingdom; the Japan Financial Services Agency (JFSA) in Japan; Australian Securities and Investments Commission (ASIC) in Australia; Ontario Securities Commission (OSC) in Canada; and the Monetary Authority of Singapore (MAS) in Singapore.

Various DTCC subsidiaries are subject to capital guidelines issued by federal and state banking regulators. At December 31, 2014, DTCC operated banking activities under two subsidiaries: DTC and The Warehouse Trust Company (WTC). Under these guidelines, DTC and WTC measured capital adequacy based on their Tier 1 capital and Total capital ratios. At December 31, 2014, DTC and WTC maintained Tier1 and total capital ratios of 66.6% and 221.9%, respectively, in excess of the well capitalized standards established by the Federal Reserve of 4%.

-36-

18. TRANSACTIONS WITH RELATED PARTIES

DTCC has agreements with MarkitSERV, Soltra, Margin Transit, and NYPC to provide various support services and office facilities. Expense reimbursements under these agreements, which are included in other services and accounts receivable, are as follows (in thousands):

	Other Services		Other Receivables	
	2014	2013	2014	2013
MarkitSERV	$ 16,667	$ 18,484	$ 4,250	$ 5,764
Soltra	888	-	-	-
Margin Transit	1,065	-	-	-
NYPC	2,054	4,769	-	1,206
Total	$ 20,674	$ 23,253	$ 4,250	$ 6,970

DTCC contributed software with a carrying value of $3,010,000 to NYPC during 2013 resulting in an increase in equity method investments in the Unaudited Consolidated Statements of Financial Condition for the same amount. Please refer to Note 10 for further details.

19. COMMITMENTS AND CONTINGENT LIABLITIES

Lease Commitment. The Company leases office space and data processing and other equipment. The leases for office space provide for rent escalations subsequent to 2014. Rent expense under these leases was $24,981,000 in 2014 and $29,087,000 in 2013, included in the occupancy line of the Unaudited Consolidated Statements of Income.

At December 31, 2014, future minimum rental payments under all noncancelable leases are as follows (in thousands):

2015	$ 31,075
2016	31,117
2017	29,770
2018	30,534
2019	26,644
Thereafter	263,728
Total minimum rental payments	$ 412,868

Litigation. The Company is involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such proceedings and litigation is not expected to have a material effect on the Company's unaudited consolidated financial position, operations, or cash flows.

20. GUARANTEES

Certain DTCC subsidiaries (NSCC, FICC, and EuroCCP) provide central counterparty (CCP) services, including clearing, settlement, and risk management services. Acting as a CCP, they guarantee the settlement of trades in the event one party to a trade defaults. A Participant default is defined in each clearing subsidiary's rules. In its guarantor role, each clearing subsidiary has equal claims to and from Participants on opposite sides of netted transactions. To cover its guarantee risk, the clearing subsidiaries use risk-based margining to collect cash and securities collateral (Clearing Fund).

-37-

  -38- NSCC is the leading provider of U.S. clearance, netting, risk management and settlement for virtually all U.S. broker-to- broker trades involving equities, corporate and municipal debt, exchange traded funds and unit investment trusts. Through its Continuous Net Settlement (CNS) System, NSCC is interposed between Participants in securities clearance and settlement. CNS transactions are generally guaranteed as of the later of midnight of trade date (T) +1 or midnight of the day the transactions are reported to the membership as compared/recorded. Because NSCC stands between the Participants delivering and receiving CNS trades, the failure of Participants to deliver securities to NSCC on settlement date, and the corresponding failure of NSCC to redeliver the securities, results in open positions. Open CNS positions are marked-to- market daily. Such marks are debited from or credited to the involved Participants through the settlement process. At the close of business on December 31, 2014 and 2013, open positions due to and from NSCC totaled $172.2 billion and $147.8 billion, respectively. There were no defaults by Participants to these obligations. FICC, through its Government Securities Division (GSD), is the leading provider of real-time trade matching, clearing, netting, risk management and settlement for trades in U.S. government debt, including repurchase agreements. Securities processed by GSD include Treasury bills, bonds, notes, zero-coupon securities, government agency securities, and inflation- indexed securities. The U.S. government securities market is predominantly an over-the-counter market and most transactions are settled on a T+1 basis. Trades are guaranteed upon comparison. GSD’s netting system interposes FICC as settlement counterparty between GSD Participants for eligible trades that have been netted. The guarantee of net settlement positions by FICC results in a potential liability to FICC. Guaranteed positions that have not yet settled are margined and collateralized twice-daily via the member’s Clearing Fund, and marked-to-market twice-daily with cash debited from or credited to the responsible Participants through the funds-only settlement process. At December 31, 2014 and 2013, the amount of guaranteed positions due from netting GSD Participants to FICC approximated $846.9 billion and $844.8 billion, respectively. There is an equal amount due to certain other GSD Participants from FICC after consideration of deliveries pending to FICC. There were no defaults by Participants to these obligations. MBSD’s approval as central counterparty and pool netting system were implemented opening of business on April 2, 2012. This implementation positioned MBSD to begin to guarantee transaction settlement. The pool netting system interposes FICC between MBSD Participants for eligible trades that have been pool netted. The guarantee of settlement for pool netting eligible trades as well as TBA trades by FICC results in potential liability to FICC. Guaranteed positions that have not yet settled are margined, marked-to-market daily and collateralized via the member’s Clearing Fund. At December 31, 2014 and 2013, the gross amount of guaranteed positions by MBSD which were scheduled to settle approximated $286.3 billion and $248 billion, respectively. There were no defaults by Participants to these obligations. EuroCCP was a CCP that cleared trades in various European markets, including equities issues, and listed depository receipts and was dissolved as of June 30, 2014. Through the process of novation, EuroCCP substituted itself for all counterparties, becoming the buyer to each seller, and seller to each buyer, thus assuming counterparty risk for its Participants and allowing the settlement of trades in the event of Participant failure. At December 31, 2014 and 2013, the total value of all pending net obligations scheduled to settle over the next three settlement days was $0 and $10.2 billion, respectively. There were no defaults by Participants to these obligations. If a NSCC, FICC, or EuroCCP Participant defaults, such Participant’s deposits to the Clearing Fund would be liquidated to satisfy an outstanding obligation and/or loss. If those funds are insufficient to cover the liquidation of the defaulting Participant’s outstanding obligations to NSCC and FICC, NSCC and FICC would then use any funds available from any applicable multilateral netting contract and limited cross-guaranty agreements, under which these clearing agencies have agreed to make payments to each other for any remaining unsatisfied obligations of a common defaulting Participant, to the extent these clearing agencies have excess resources belonging to the defaulting Participant. In addition, FICC has entered into cross-margining agreements with the Chicago Mercantile Exchange Inc. (CME). Under this agreement, FICC and CME would apply available amounts to each other under specified circumstances. If there is still a deficit, in the case of NSCC and FICC, they would apply at least 25% of their retained earnings respectively. Any remaining deficiency would be satisfied through a loss allocation to non-defaulting Participants based upon a formula set out in the subsidiary’s rules.

  -39- On December 2, 2014, FICC filed a proposed rule change (SR-FICC-2014-11) with the SEC to move the timing of novation to the time the trade is guaranteed. If approved by the SEC, this change will be effective in the GSD Rules and the MBSD Rules. 21. OFF BALANCE SHEET AND CONCENTRATION OF CREDIT RISKS  Credit risk represents the potential for loss due to the default or deterioration in credit quality of a Participant. The Company’s exposure to credit risk arises primarily from clearing and settlement service operations. Credit risk also arises from financial assets, which consist principally of cash and cash equivalents, investments, accounts receivable, and Participant Fund and Clearing Fund. Concentrations of credit risk may arise due to large connected individual exposures and significant exposures to groups of Participants whose likelihood of default is driven by common underlying factors, including economic conditions affecting the securities industry and debt issuing countries. Given that NSCC, FICC and EuroCCP are CCPs, they are exposed to significant credit risk of third parties, including their customer base, which extends to companies within the global financial services industry. Customers are based in the United States and overseas and include participating brokers, dealers, institutional investors, banks, trust issuers, mutual fund companies, insurance carriers, hedge funds, and other financial intermediaries — either directly or through correspondent relationships. Cash and Cash Equivalents. The Company maintains cash and cash equivalents with various financial institutions. These financial institutions are located in various geographical regions, and the Company’s policy is designed to limit exposure to any one institution. As part of its risk management processes, the Company performs periodic evaluations of the relative credit standing of the financial institutions with whom it places funds. The Company generally makes deposits with financial institutions having a credit rating of at least A-/A3 or better from recognized rating agencies and that are approved via its internal credit review process. The Company also monitors the condition of the financial institutions with whom it places funds on an ongoing basis to identify any significant change in an institution’s financial condition. If such a change takes place, the amounts deposited with such financial institutions may be adjusted. Marketable Securities. In addition to making investments in reverse repurchase agreements, money market funds, and interest-bearing deposits, the Company also makes direct investments in U.S. Treasury securities. Credit risk related to marketable securities involves the risk of nonperformance by the counterparty, which could result in a material loss. To mitigate the risk of credit loss, the Company only makes investments in debt obligations of the U.S. government or those U.S. government agencies guaranteed by the U.S. government. Accounts Receivable. Credit risk related to accounts receivable involves the risk of nonpayment by the counterparty. Credit risk is diversified due to the large number of Participants comprising the Company’s customer base. The Company also performs ongoing credit evaluations of the financial condition of its customers and evaluates the delinquency status of the receivables. Participant Fund and Clearing Fund. In addition to risk management policies described above for cash and cash equivalents, when Participants provide cash deposits to the Clearing Fund, the Company may invest the cash in reverse repurchase agreements (reverse repos). The Company bears credit risk related to reverse repurchase agreements only to the extent that cash advanced to the counterparty exceeds the value of collateral received. Securities purchased under reverse repos are generally U.S. Treasury and agency securities having minimal credit risk due to low probability of U.S. government default and the highly liquid nature of these securities. Reverse repo investments are secured; collateral must have a market value greater than or equal to 102% of the cash invested. Additionally, reverse repo investments are typically placed with financial institutions having a credit rating of A-/A3 or better from recognized rating agencies and that are approved via the Company’s credit review process. To avoid concentration of credit risk exposures, the Company sets credit limits for each counterparty.

  -40- Participant cash deposits may also be invested in money market mutual funds under Rule 2a-7 of the Investment Company Act of 1940 having a credit rating of AAA/Aaa from recognized rating agencies. Since the Company only invests in highly rated money market mutual funds and cash is returned each day, the Company has minimal credit risk related to these investments. The Company is also exposed to credit risk on a daily basis as a result of its responsibilities for clearing and settlement services. This risk arises at DTCC should a Participant fail to fulfill its settlement obligation. The Company provides risk management/mitigation by identifying, measuring and responding to these risks in order to protect the safety and soundness of the clearing and settlement system. Various tools are utilized to mitigate these risks, including, but not limited to the following: setting capital adequacy standards; assessing new applicants; performing continuous monitoring of Participants’ financial condition; reviewing Participants’ daily trading activity and determining appropriate collateral requirements; maintaining the Participant Fund and Clearing Fund; trade and continuous trade netting; marking unsettled trades to market; and utilizing a variety of advanced quantitative analytical methodologies, such as back and stress testing. In order to become a participating member at any of DTCC’s clearing agency or RCH subsidiaries, an applicant must meet minimum eligibility criteria (which are specified in the subsidiaries’ respective rules). All applicants must provide the Company with certain financial and operational information. This information is reviewed to ensure the applicant has sufficient financial resources to make anticipated contributions to the relevant subsidiary’s Participants Fund or Clearing Fund and to meet obligations to the subsidiary. The credit quality of the clearing Participant is evaluated at the time of application and monitored on an ongoing basis to periodically review the Participant’s financial condition and ability to meet the financial requirements of membership. As part of its review, the Company utilizes an internal credit risk rating matrix to risk rate its bank and broker Participants. The resulting rating determines the level of financial review that will be performed on each Participant and may impact their Participants Fund and Clearing Fund requirements. Collateralization controls and net debit caps are employed by DTC to protect Participants against the risk that one or more Participants may fail to pay their settlement obligations. DTC’s collateralization controls prevent the completion of transactions that would cause a Participant’s net debit balance to exceed the value of collateral in its account. This is designed so that if a Participant fails to pay or meet its settlement obligation, DTC will have sufficient collateral to secure funding for settlement and liquidation of the collateral to repay any borrowings. DTC’s net debit cap controls limit the net settlement debit that each Participant can incur to an amount, based upon activity level, which would be covered by DTC’s sources of liquidity. The net debit cap is structured so that DTC will have sufficient liquidity to complete settlement should any single Participant or Participant family fail to settle. NSCC, FICC and EuroCCP collect Clearing Fund deposits from their Participants using a risk-based margining methodology. The risk-based methodology enables them to identify the risks posed by a Participant’s unsettled portfolio and to quickly adjust and collect additional deposits as needed to cover those risks. At multiple times during the day, Clearing Fund requirements are calculated for each Participant based on then-current unsettled and pending transactions. Security pricing is updated on an intraday basis and additional charges may be collected to cover significant price movements from those Participants with a significant exposure in the identified security. The Company monitors Participants overall trading activities throughout the trading day to determine whether exposures are building up that would require special actions to increase their Clearing Fund deposits. The Company regularly performs back and stress testing of the quality and accuracy of its risk management systems to ensure the adequacy of Clearing Fund requirements and to respond to other risk factors the tests may reveal. DTC, NSCC and EuroCCP also maintain lines of credit to support potential liquidity needs in the event of a Participant default. See Note 14, Debt. The Company also limits its exposure to potential losses from default by Participants through multilateral netting contracts and limited cross-guaranty agreements with other clearing agencies. These arrangements are designed to provide a mechanism for the sharing of excess net collateral resources of a common defaulting Participant held at one clearing agency to cover losses incurred at another clearing agency. NSCC, FICC, and DTC have a multilateral netting contract and limited cross-guaranty agreement with each other and with Options Clearing Corporation (OCC) under which these clearing agencies have agreed to make payment to each other for any remaining unsatisfied obligations of a common defaulting

  -41- Participant to the extent they have excess resources of the defaulting Participant. NSCC and OCC also have an agreement providing for payments to each other relating to the settlement of certain option exercises and assignments in the event of a mutual Participant’s failure. Further, DTC and NSCC have a netting contract and limited cross-guaranty agreement which includes certain arrangements and financial guarantees to ensure securities delivered by DTC to NSCC to cover CNS allocations are fully collateralized. If a DTC Participant fails to pay any obligation to DTC, such Participant’s deposits to the Participants Fund may be applied to payment of that obligation. DTC may also apply the Participants Fund deposits of non-defaulting Participants to satisfy any loss or liability incurred by DTC and/or DTC may charge its existing retained earnings and undivided profits to satisfy the loss or liability. 22. PARENT COMPANY UNAUDITED CONDENSED FINANCIAL STATEMENTS  The following Depository Trust and Clearing Corporation unaudited condensed financial statements (the Parent Company Unaudited Condensed Financial Statements), should be read in conjunction with the unaudited consolidated financial statements of the Company and its subsidiaries and the notes thereto. The Parent Company Unaudited Financial Statements as of December 31, 2014 and 2013 require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses. Management believes that these estimates utilized in the preparation of the unaudited condensed financial statements are reasonable. Actual results could differ materially from these estimates. The Parent Company Unaudited Condensed Financial Statements include investments in subsidiaries, accounted for under the equity method. The DTCC Parent Company Unaudited Condensed Statements of Financial Condition are as follows (in thousands): 2014 2013 ASSETS Cash and cash equivalents 68,145$ 78,597$ Investment in subsidiaries 870,913 905,108 Due from subsidiaries 460,834 393,824 Premises, equipment, and intangible assets 236,156 198,258 Other assets 451,808 428,413 TOTAL ASSETS 2,087,856$ 2,004,200$ LIABILITIES AND SHAREHOLDERS' EQUITY LIABILITIES Long-term debt and other borrowings 352,907$ 326,270$ Pension and post retirement benefits 329,770 211,992 Other liabilities 585,362 609,942 Total liabilities 1,268,039 1,148,204 SHAREHOLDERS' EQUITY Preferred stock 600 600 Common stock 2,366 2,366 Paid-in capital 13,571 13,571 Retained earnings 976,319 943,552 Treasury stock (42) (42) Accumulated other comprehensive loss, net of tax (172,997) (104,051) Total shareholders' equity 819,817 855,996 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY 2,087,856$ 2,004,200$ As of December 31,

  -42- DTCC Parent Company has an agreement with its subsidiaries whereby the DTCC Parent Company pays for substantially all of the expenses for the operations of its subsidiaries. The related expenses are allocated to subsidiaries based upon their use of such goods or services as determined by applicable allocation factors. Further, the agreement provides that the Parent Company performs credit and quantitative risk services, and certain other services for its subsidiaries including administrative, internal audit, finance, and legal services. In 2014 and 2013, the billing for these services was determined as 104% of total allocated expenses, excluding pass through charges and the impact of capitalized software. The fee, representing the amount over actual cost, is included in interest and other income on the Unaudited Condensed Statements of Income. The DTCC Parent Company' Unaudited Condensed Statements of Income are as follows (in thousands): 2014 2013 REVENUES: Equity in earnings of subsidiaries 14,216$ 120,114$ Dividends from subsidiaries 13,000 20,000 Interest and other income 92,308 77,169 Total revenues 119,524 217,283 OPERATING EXPENSES: Professional services 19,711 21,269 Other 66,860 56,584 Total operating expenses 86,571 77,853 Income before taxes 32,953 139,430 Provision (benefit) for income taxes 426 (14,945) Net income 32,527$ 154,375$ For the years ended December 31,

  -43- The DTCC Parent Company Unaudited Condensed Statements of Cash Flows are as follows (in thousands): 2014 2013 CASH FLOWS FROM OPERATING ACTIVITIES: Net income 32,527$ 154,375$ Adjustments to reconcile net income to net cash provided by (used in) operating activities: Equity in earnings of subsidiaries (14,216) (120,114) Depreciation and amortization 48,250 24,683 Impairment of intangible assets 522 - Impariment on equity method investment - 4,987 Amount reclassified from other comprehensive income 6,062 - Deferred income taxes (39,163) 81,592 Changes in operating assets and liabilities: Due from subsidiaries (67,010) (168,160) Changes in other operating assets and liabilities 83,185 (107,888) Net cash provided by (used in) operating activities 50,157 (130,525) CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of equity method investments - (10,158) Purchases of software and equipment (67,523) (62,812) Net cash used in investing activities (67,523) (72,970) CASH FLOWS FROM FINANCING ACTIVITIES: Proceeds from issuance of debt and notes payable 20,157 232,704 Principal payments on debt and capital lease obligations (13,044) (10,155) Net cash provided by financing activities 7,113 222,549 Effect of foreign exchange rate changes on cash and cash equivalents (199) 3,384 Net (decrease) increase in cash and cash equivalents (10,452) 22,438 Cash and cash equivalents - Beginning of year 78,597 56,159 Cash and cash equivalents - End of year 68,145$ 78,597$ SUPPLEMENTAL DISCLOSURES: Non-cash financing activity - capitalized lease 8,206$ 61,075$ For the years ended December 31, 23. IMPACT FROM SUPERSTORM SANDY  During the last quarter of 2012, the Company’s operations were significantly impacted by Superstorm Sandy (Sandy). The floodwaters that engulfed the lobby and underground floors of its corporate headquarters at 55 Water Street in Lower Manhattan forced a lengthy closure of that building, displacing some 2,300 employees along with the Company’s operations from the site.

  -44- For the year ended December 31, 2014 and 2013, the expenses and insurance recoveries were recorded in other general and administrative, on the Unaudited Consolidated Statements of Income and are as follows (in thousands): 2014 2013 Clean up and restoration of security certificates 1,444$ 12,313$ Corporate expenses 610 6,526 Legal fees 116 2,786 Replacement of technical equipment 188 31 Property damage and building restoration 42 (70) Total expenses 2,400 21,586 Insurance recoveries (14,531) (31,500) Net impact (12,131)$ (9,914)$ In addition, as a result of Sandy, DTCC is at risk for a range of additional potential exposures. The most significant of these stem from the flooding of the vault and resultant damage to certificates. As a result, the Company has potential contingent liabilities from (i) the issuance of indemnifications to Issuers and their representatives, including Transfer Agents for damaged certificates to enable the processing of transactions until such time that the certificates become physically available, (ii) replacement of certificates, and (iii) issuance of surety bonds for the replaced certificates. Since the last quarter of 2012, DTCC issued 99,997 Letter of Indemnification (LOI) certificates and rescinded 98,409 of them as of December 31, 2014. As of December 31, 2014, there were a total of 1,588 certificates outstanding valued at $584 million. The Company continues to assess this matter and believes, based on information available to it, the resolution of these matters will not have a material adverse effect on the financial condition and the Company’s operating results or cash flows for any particular period. Accordingly, no such amounts have been recognized by the Company in the accompanying unaudited consolidated financial statements. The Company continues to assess the probability and the estimation of the exposure to determine the extent of further disclosure and/or recognition may be necessary going forward. In accordance with applicable guidance, DTCC had previously established accruals for replacement of the certificates and issuance of surety bonds for the replaced certificates where they represent loss contingencies that are both probable and reasonably estimable. As of December 31, 2014, the Company established $2.5 million accrual for these probable cash outflows. In such cases, there may be a possible exposure to loss in excess of any amounts accrued. DTCC will continue to monitor such matters for developments that could affect the amount of the accrual, and will adjust the accrual as appropriate. DTCC believes its accruals for these exposures are appropriate and, in the aggregate, are not material to the unaudited consolidated financial position of DTCC, although future accruals could have a material effect on net income in a given period. DTCC maintains a property insurance policy that has sublimits that apply to various types of damage, such as business interruption (lost profits), extra expenses (expenses incurred to keep normal business operations running), debris removal, etc., and also to specific types of damage incurred from catastrophic natural disasters such as hurricanes, earthquakes, and floods. DTCC also maintains insurance coverage for losses relating to its business as custodian of property, including losses arising from damage to or destruction of securities. During 2013, DTCC received a $31.5 million payment against its claims related to property, business interruption and losses arising from damage or destruction of securities and is included within the other general and administrative line item in the accompanying Unaudited Consolidated Statement of Income. Subsequently in 2014, an additional $14.5 million payment was received against these claims bringing the total insurance recovery amount to $46 million.

24. OTHER MATTERS

Lehman Brothers Inc. On September 19, 2008, a Trustee was appointed, under the Securities Investor Protection Act (SIPA), to administer and liquidate the business of Lehman Brothers Inc. (LBI). As part of the liquidation of LBI, certain of its assets were sold to Barclays Capital Inc. (Barclays). These assets did not, include the accounts that LBI maintained at NSCC, FICC, and DTC.

As a result, the Trustee, Barclays, and DTCC, on behalf and for the benefit of NSCC, FICC, and DTC (collectively, the "Clearing Agency Subsidiaries") entered into an agreement that provided for the Clearing Agency Subsidiaries to wind down their respective LBI accounts, including the close out of pending transactions and the use of the proceeds in accordance with their respective rules and procedures, in the same manner in which they close out positions of participants for whom they cease to act. On September 24, 2008, the Clearing Agency Subsidiaries formally ceased to act for LBI.

In addition, Barclays agreed to guaranty, indemnify, and hold harmless DTCC, each of NSCC, FICC, and DTC, and their officers, directors, employees, owners, agents, and representatives against any and all losses, claims, damages, expenses (including legal fees), or liabilities that any of them may incur as a result of winding down and closing out the respective accounts. The guaranty is limited to a $250,000,000 cash deposit (the "Cash Deposit") it provided for that purpose.

Any losses will first be satisfied from the Cash Deposit. If there are losses in excess of the Cash Deposit, they will be satisfied in accordance with the rules and procedures of NSCC, FICC and DTC, respectively (including through application of LBI's Clearing or Participants Fund deposits and any Clearing Agency cross guaranty agreements). If any portion of such funds remains after the close out of the LBI Accounts and satisfaction of all obligations of NSCC, FICC, and DTC, they will be remitted to the Trustee. The Cash Deposit is held at DTCC to facilitate its investment pending application against losses or its turnover to the Trustee.

With respect to LBI, DTCC and its subsidiaries held the following deposits/balances at December 31:

	2014	2013
Segregated cash	$ 4,101,862	$ 32,556,821
Participant and clearing funds	1,160,135	1,160,135
Matured money market investment accounts	30,644,008	29,616,175
Total	$ 35,906,005	$ 63,333,131

As of December 31, 2014, DTCC has delivered to the Trustee of the LBI estate $5,153,238,000 in cash and clearing fund securities valued at $159,479,000, attributable to the LBI estate.

MF Global Inc. On October 31, 2011, a Trustee was appointed, under the SIPA, to administer and liquidate the business of MF Global Inc. (MFG). As part of the liquidation of MFG, any losses will first be satisfied in accordance with the rules and procedures of NSCC, FICC and DTC, respectively (including through application of MFG's Clearing or Participants Fund deposits and any Clearing Agency cross guaranty agreements). If any portion of such funds remains after the close out of the MFG accounts and satisfaction of all obligations of NSCC, FICC, and DTC, they will be remitted to the Trustee.

With respect to MFG, DTCC and its subsidiaries held the following deposits/balances at December 31:

	2014	2013
Segregated cash	$ -	$ 22,877,984
Participant and clearing funds	1,987,406	6,120,422
Total	$ 1,987,406	$ 28,998,406

-45-

-46- As of December 31, 2014 DTCC had delivered cash to the Trustee of the MFG estate of $254,298,000, attributable to the MFG estate. Management does not expect there will be any losses attributable to the liquidation of the LBI or MFG accounts to be assessed against retained earnings or participants. Severance. For the year ended December 31, 2014, DTCC incurred severance expense totaling $16,841,000 that is included in employee compensation and related benefits on the accompanying Unaudited Consolidated Statements of Income. In 2013, there was a similar expense of $5,658,000. 25. SUBSEQUENT EVENTS  At a special meeting held on January 27, 2015, DTCC’s shareholders approved the amendment and restatement of the DTCC Shareholders Agreement to include, among other changes, a mechanism for DTCC to sell, and require those common shareholders who are already required to own DTCC common shares to purchase, additional newly-issued common shares. At this special meeting, DTCC shareholders approved a $400 million common equity capital raise using this new mechanism. The settlement date for this $400 million common equity capital raise is scheduled for April 30, 2015. The Company evaluated events and transactions occurring after December 31, 2014 through March 24, 2015 for potential recognition or disclosure in these unaudited consolidated financial statements. No other events or transactions occurred during such period that would require recognition or disclosure in these unaudited consolidated financial statements.